EXHIBIT 2.1

EXECUTION COPY

______________________________________________________________________________

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

LIBERATED SYNDICATION, INC.,

PODCAST AD REPS LLC,

and

 THE MEMBERS OF PODCAST AD REPS LLC

February 18, 2022

______________________________________________________________________________

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND IT WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY OF THIS DOCUMENT BY ALL SUCH PARTIES TO ALL OTHER PARTIES. THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL WITH RESPECT TO THE SUBJECT MATTER HEREOF.

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TABLE OF CONTENTS

ARTICLE 1. PURCHASE AND SALE		1
1.1	Purchase and Sale of Purchased Interests.	1
1.2	Purchase Price; Estimated Closing Statement; Consideration.	1
1.3	Post-Closing Purchase Price Adjustment.	3
1.4	Post-Closing Payments.	4
1.5	Withholding Tax	6

ARTICLE 2. CLOSING; CONDITIONS TO CLOSING; CLOSING DELIVERIES		6
2.1	Closing	6
2.2	Conditions to Closing.	6
2.3	Closing Deliveries.	8

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE MEMBERS		9
3.1	Organization and Authority.	9
3.2	Absence of Conflicts.	10
3.3	Ownership of Membership Interests.	10
3.4	Members’ Brokers.	10
3.5	Litigation.	10
3.6	Investment Representations.	10

ARTICLE 4. REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY		12
4.1	Organization and Power.	12
4.2	Authorization.	12
4.3	Capitalization; Subsidiaries.	12
4.4	Absence of Conflicts	13
4.5	Financial Statements and Other Financial Matters.	13
4.6	Certain Developments.	14
4.7	Real Property	16
4.8	Tax Matters.	16
4.9	Contracts and Commitments.	18
4.10	Intellectual Property.	20
4.11	Governmental Licenses and Permits.	21
4.12	Employees.	22
4.13	Employee Benefit Plans.	23
4.14	Affiliate Transactions.	26
4.15	Compliance with Laws.	26
4.16	Environmental and Safety Matters.	27
4.17	Assets.	27
4.18	Undisclosed Liabilities.	27
4.19	Notes and Accounts Receivable.	27
4.20	Accounts Payable.	28
4.21	Insurance.	28
4.22	Customers.	28
4.23	Books and Records.	28
4.24	Bank Accounts.	29
4.25	Litigation.	29
4.26	Company Broker	29
4.27	Selah Marketing	29

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER		29
5.1	Organization and Power.	29
5.2	Authorization.	29
5.3	Absence of Conflicts	30
5.4	Financial Ability.	30
5.5	Buyer’s Broker.	30
5.6	Solvency.	30

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ARTICLE 6. PRE-CLOSING COVENANTS		30
6.1	General.	30
6.2	Consents.	31
6.3	Access.	31
6.4	Conduct of Business.	31
6.5	Notice of Developments.	33
6.6	Employment Matters.	33
6.7	Exclusivity.	33
6.8	Director and Officer Indemnification and Insurance	34

ARTICLE 7. OTHER COVENANTS		34
7.1	Press Releases and Announcements.	34
7.2	Further Transfers.	34
7.3	Confidentiality.	34
7.4	Cooperation and Proceedings.	35
7.5	Release.	35
7.6	Covenant Not to Use Name.	36
7.7	Tax Reimbursement.	36
7.8	Record Retention.

ARTICLE 8. INTENTIONALLY OMITTED		37
[Intentionally omitted]		37

ARTICLE 9. TAX MATTERS		37
9.1	Tax Matters.	37

ARTICLE 10. INDEMNIFICATION		39
10.1	Survival	39
10.2	Indemnification by Members.	40
10.3	Indemnification by Buyer.	41
10.4	Time Limitations.	41
10.5	Indemnification Procedures for Third-Party Claims.	42
10.6	Indemnification Procedures for Non‑Third-Party Claims	43
10.7	Contingent Claims.	44
10.8	Effect of Investigation; Waiver.	44
10.9	Treatment of Indemnification Payments.	44
10.10	Materiality.	44
10.11	Other Rights and Remedies Not Affected.	44
10.12	Overlap.	44
10.13	Release of Claims Amounts and Indemnification Escrow Amount.	44

ARTICLE 11. TERMINATION; EFFECT OF TERMINATION		45
11.1	Termination	45
11.2	Effective of Termination.	46

ARTICLE 12. MISCELLANEOUS		46
12.1	Amendment and Waiver.	46
12.2	Notices.	46
12.3	Expenses.	47
12.4	Assignment and Successors.	47
12.5	No Waiver.	47
12.6	Severability.	48
12.7	Further Assurances.	48
12.8	Entire Agreement.	48
12.9	Remedies Cumulative.	48
12.10	Counterparts; Electronic Signatures.	48
12.11	Governing Law.	48
12.12	Consent to Jurisdiction; WAIVER OF TRIAL BY JURY.	49
12.13	No Third-Party Beneficiaries.	49
12.14	Schedules.	49
12.15	Interpretation.	49

Appendices, Schedules, and Exhibits:

Appendix A – Definitions

Schedule A – Percentage Interests

Schedule B – Earn-Out Methodologies
Schedule C – Transition and Transaction Bonuses

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Registration Rights Agreement

Exhibit C – Forms of Member Employment Agreements

Exhibit D – Disclosure Schedules

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of February 18, 2022, by and among Liberated Syndication, Inc., a Nevada corporation (“Buyer”), Podcast Ad Reps LLC, a Texas limited liability company (the “Company”), Rick Selah, an individual (“Selah”), and Anthony Savelli, an individual (“Savelli”, and together with Selah, the “Members”, and each, a “Member”). Buyer, the Company, and the Members are sometimes referred to collectively as the “Parties,” and individually as a “Party.” Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Appendix A.

RECITALS

A. As of the date hereof, the Members own all of the issued and outstanding equity interests of the Company (the “Membership Interests”) in the respective amounts and of the respective type set forth opposite such Member’s name on Schedule A hereto (the “Percentage Interests”);

B. The Members wish to sell, transfer, and assign all of their right, title, and interest in the Membership Interests to Buyer, and Buyer wishes to purchase the Membership Interests from the Members, for the consideration set forth in and subject to the terms and conditions of this Agreement;

C. The respective boards of managers or directors or other governing bodies, as applicable, of the Company and Buyer have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

D. Buyer shall place a portion of the purchase price payable by Buyer to the Members in escrow by Buyer, the release of which is contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement.

The Parties hereby agree as follows:

ARTICLE 1.
PURCHASE AND SALE

1.1 Purchase and Sale of Purchased Interests.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and covenants contained in this Agreement, at the Closing, Buyer or a wholly-owned Subsidiary of Buyer shall purchase all of the Membership Interests (the “Purchased Interests”) from the Members, and the Members shall sell, transfer, and convey the Purchased Interests to Buyer or a wholly-owned Subsidiary of Buyer, free and clear of any Liens.

1.2 Purchase Price; Estimated Closing Statement; Consideration.

(a) In consideration for the sale of the Purchased Interests, Buyer, or a wholly-owned Subsidiary of Buyer, shall pay to the Members an amount equal to the following: (i) the Closing Cash Consideration, minus (ii) Closing Indebtedness, minus (iii) the Members’ Expenses as of the Closing, plus (iv) Cash on Hand as of the Closing in excess of $100,000, plus or minus, as the case may be (v) the amount of the Working Capital Adjustment (collectively, the sum of items (i) through (v) above, the “Closing Cash Purchase Price”).

(b) No later than five Business Days prior to the Closing Date, the Members shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Members’ good-faith written estimate of: (i) Cash on Hand as of the Closing, (ii) Closing Indebtedness, (iii) Members’ Expenses as of the Closing, (iv) the Working Capital Adjustment, and (v) the Closing Cash Purchase Price (based on such Estimated Closing Statement) (with such amount being referred to herein as the “Estimated Closing Cash Purchase Price”), and a certificate delivered by the chief executive officer of the Company stating that the Estimated Closing Cash Purchase Price was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classification, judgments and valuation and methodologies that were used in the preparation of the Financial Statements. The Parties shall use the Estimated Closing Cash Purchase Price set forth in the Estimated Closing Statement for purposes of making the payment at the Closing contemplated by Section 1.2(a), and without limiting this Section 1.2(b), the Members shall ensure the Estimated Closing Statement includes a complete and correct statement setting forth the recipients of consideration payable under this Agreement, the amounts payable to each such recipient hereunder, and the wire transfer instructions of each such recipient.

(c) As additional consideration for the sale of the Purchased Interests, Buyer shall pay and deliver to the Members 266,668 shares of Buyer’s common stock (the “Buyer Stock”, and such shares of Buyer Stock to be delivered, the “Purchase Price Buyer Stock”), and issued equally between the Members in accordance with the Members’ Percentage Interests (set forth on Schedule A hereto). The Purchase Price Buyer Stock shall be issued in three equal tranches: (i) the first, upon the 12-month anniversary of the Closing, (ii) the second, upon the 24-month anniversary of the Closing, and (iii) the third, upon the 36-month anniversary of the Closing. Promptly following such issuances, the Company will deliver to the Members evidence from the Company’s transfer agent of the issuance of such Purchase Price Buyer Stock to the Members.

(d) As additional consideration for the sale of the Purchased Interests and subject to Section 1.4, to the extent the payments under Section 1.4(a)(i) (each, a “Contingent Payment”) are earned and due and payable hereunder, Buyer, or a wholly-owned Subsidiary of Buyer, shall pay such Contingent Payments under Section 1.4, subject to this Agreement.

(e) As additional consideration for the sale of the Purchased Interests and subject to Section 1.4, to the extent the payments under Section 1.4(a)(ii) (each, an “Earn-Out Payment”, and together with the Contingent Payments, the “Post-Closing Payments”) are earned and due and payable hereunder, Buyer, or a wholly-owned Subsidiary of Buyer, shall pay such Earn-Out Payments under Section 1.4, subject to this Agreement.

(f) The Members hereby authorize Buyer, or a wholly-owned Subsidiary of Buyer, to deposit with the Escrow Agent at the Closing the sum of $500,000 (the ”Indemnity Escrow Amount”) from the Closing Cash Purchase Price into an escrow account (the “Indemnity Escrow Account”) established under the Escrow Agreement, to support in part the Members’ indemnification obligations under ARTICLE 10.

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1.3 Post-Closing Purchase Price Adjustment.

(a) Within 90 days following the Closing Date, Buyer shall prepare and deliver to the Members a statement (the “Closing Date Statement”) setting forth the (i) Cash on Hand of the Closing, (ii) Closing Indebtedness, (iii) Members’ Expenses as of the Closing, and (iv) Working Capital Adjustment, subject to the definitions of Current Assets, Current Liabilities and Closing Date Net Working Capital, together with Buyer’s calculation of the resulting Closing Cash Purchase Price (the “Proposed Final Closing Cash Purchase Price”). The Members shall have a period (the “Review Period”) of 30 days from the delivery of the Closing Date Statement to review such statement. During the Review Period, Buyer shall upon reasonable advance notice permit the Members and the Members’ Representatives to have reasonable access to the books, records, and other documents of the Company pertaining to or used in connection with the preparation of the Closing Date Statement and calculation of the Proposed Final Closing Cash Purchase Price and provide the Members with copies thereof (as reasonably requested by the Members). If, as a result of such review, the Members disagree with the Closing Date Statement, the Members shall deliver to Buyer a written notice of disagreement (a “Dispute Notice”) prior to the expiration of the Review Period setting forth in reasonable detail the basis for such dispute, the specific items and amounts in dispute, and the Members’ alternative calculation of the Closing Date Statement (including the alternative calculations of each disputed line item). For purposes of this Agreement and subject to Section 1.3(d) and Section 1.3(e) below, the term “Final Adjustment Amount” means an amount that would otherwise need to be paid by Buyer or refunded by the Members so that the total Closing Cash Purchase Price paid equals the Final Closing Cash Purchase Price.

(b) If the Members either (i) fail to deliver a Dispute Notice to Buyer prior to the expiration of the Review Period or (ii) deliver a written notice to Buyer accepting the Closing Date Statement, then, in either case, the amount of the Proposed Final Closing Cash Purchase Price reflected by or contained in the Closing Date Statement is the “Final Closing Cash Purchase Price” and is final, binding, and conclusive upon the Parties.

(c) If the Members deliver a Dispute Notice to Buyer in a timely manner, then the Members and Buyer shall attempt in good faith to resolve such dispute within 30 days from the date of such Dispute Notice. If the Members and Buyer cannot reach agreement within such 30‑day period, then either Party may refer the dispute to Grant Thornton LLP’s commercial audit services located in Dallas, Texas (or such other accounting firm as the Parties may mutually agree) (the “Neutral Accountant”). The Neutral Accountant shall only resolve such contested items that were included by the Members in a timely Dispute Notice and will resolve such items as promptly as may be reasonably practicable consistent with this Agreement, including, if necessary, making the calculations in accordance with the definitions of Current Assets, Current Liabilities, and Closing Date Net Working Capital. Following such review, the Neutral Accountant shall deliver a written opinion setting forth its final determination of the Final Closing Cash Purchase Price, which is final, binding, and conclusive on the Members and Buyer and must be used in computing the amount of any adjustment under this Section 1.3. Buyer shall bear the fees and expenses of the Neutral Accountant in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by the Members (as finally determined by the Neutral Accountant) bears to the aggregate dollar amount of all disputed items, and Members shall bear the fees and expenses of the Neutral Accountant in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by Members (as finally determined by the Neutral Accountant) bears to the aggregate dollar amount of all disputed items. Except with respect to the fees and expenses of the Neutral Accountant, the Parties shall bear their respective fees and expenses (including those of their respective Representatives) in preparing, auditing, or reviewing, as the case may be, the Closing Date Statement and Dispute Notice, as applicable.

(d) If the Final Adjustment Amount is in favor of the Members, then Buyer shall, within five Business Days of the determination date, pay (or cause to be paid) to the Members such difference by wire transfer of immediately available funds to an account or accounts designated by the Members in writing (or in the absence of any such designation, by corporate check mailed to the Members).

(e) If the Final Adjustment Amount is in favor of Buyer, subject to the following clause (f), then the Members shall, within ten Business Days of the determination date, pay Buyer such difference by wire transfer of immediately available funds to an account designated by Buyer in writing (or in the absence of any such designation, by corporate check mailed to Buyer).

(f) Any payments made under this Section 1.3 must be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

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1.4 Post-Closing Payments.

(a) Consideration.

(i) Contingent Payments. As additional Purchase Price consideration for the Purchased Interests, if the Contingent Payment Target is attained during the Post-Closing Payment Period, then Buyer shall pay to the Members (in accordance with their Percentage Interests), (A) One Million Five Hundred Thousand Dollars ($1,500,000), in cash, within three (3) business days following the final determination of whether the Contingent Payment Target has been achieved in accordance with the procedures set forth in Section 1.4(b), and (B) One Million Five Hundred Thousand Dollars ($1,500,000), in cash, no later than the two-year anniversary of the Closing.

(ii) Earn-Out Payments. As additional Purchase Price consideration for the Purchased Interests, if the “Earn-Out Categories” set forth on Schedule B are satisfied under the methodologies set forth on Schedule B, then Buyer shall pay to the Members (in accordance with their Percentage Interests) up to Three Million Dollars ($3,000,000), as calculated on Schedule B, which Buyer will pay, or cause to be paid, in Buyer’s sole option: (A) in cash, or (B) a minimum of 25% in cash and the remainder in shares of Buyer Stock (using a price per share of $3.75 per share) (such shares, the “Earn-Out Buyer Stock”), provided, that (A) Buyer shall pay 11.066% of the cash Earn-Out Payments due to the Members in cash to Matt White (which the Parties agree will be deducted equally from the portion of the Earn-Out Payments due to the Members in accordance with their respective Percentage Interests), and (B) Buyer shall pay up to 3.334% of the cash Earn-Out Payment due to Savelli in cash to Colter Anderson (which the Parties agree will be deducted from the portion of the Earn-Out Payment due to Savelli in accordance with his Percentage Interest). Buyer shall make any cash Earn-Out Payments no later than the end of Buyer’s fiscal quarter following the fiscal quarter during which the Post-Closing Payment Statement is final, binding, and conclusive upon the Parties. The date on which the cash Earn-Out Payments are actually made under this Agreement is the “Earn-Out Payment Date.” The Earn-Out Buyer Stock, if any, shall be issued in three equal tranches: (i) the first, upon the Earn-Out Payment Date, (ii) the second, on or before the 12-month anniversary of the Earn-Out Payment Date, and (iii) the third, on or before the 24-month anniversary of the Earn-Out Payment Date. Promptly following such issuances, the Company will deliver to the Members evidence from the Company’s transfer agent of the issuance of such Earn-Out Buyer Stock to the Members.

(b) Procedures.

(i) Within 30 days after the end of the Post-Closing Payment Period with respect to the Contingent Payments under Section 1.4(a)(i) and 60 days after the end of the Post-Closing Payment Period with respect to the Earn-Out Payments in Section 1.4(a)(ii), Buyer will furnish a reasonably detailed written report to the Members setting forth the amount of PAR Revenue, Cumulative Host-Read Advertising and Retention of PAR Publishers, Contingent Payments (if any), and the Earn-Out Payment due to the Members (if any) (each such report is a “Post-Closing Payment Statement”), together with copies of financial statements and any and all documents which evidence the amounts shown as being true, correct and complete. The Members have a period (the “Post-Closing Payment Review Period”) of 45 days from the delivery of the Post-Closing Payment Statement to review such statement. If as a result of such review, the Members disagree with the Post-Closing Payment Statement, the Members shall deliver to Buyer a Dispute Notice (the “Post-Closing Payment Dispute Notice”) prior to the expiration of the Post-Closing Payment Review Period setting forth in reasonable detail the basis for such dispute, the specific items and amounts in dispute, and the Members’ alternative calculation or determination of the applicable figures contained in the statement (including the alternative calculations of each disputed line item).

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(ii) If the Members either (i) fail to deliver the Post-Closing Payment Dispute Notice to Buyer prior to the expiration of the Post-Closing Payment Review Period or (ii) deliver a written notice to Buyer accepting the Post-Closing Payment Statement, then, in either case, the calculations of the amounts reflected by or contained in the Post-Closing Payment Statement are final, binding, and conclusive upon the Parties.

(iii) If the Members deliver a Post-Closing Payment Dispute Notice to Buyer in a timely manner, then the Members and Buyer shall attempt in good faith to resolve such dispute within 30 days from the date of the Post-Closing Payment Dispute Notice. If the Members and Buyer cannot reach agreement within such 30-day period, then either Party may refer the dispute to the Neutral Accountant. The Neutral Accountant shall only resolve such contested items that were included by the Members in a timely Post-Closing Payment Dispute Notice and will resolve such items as promptly as may be reasonably practicable consistent with this Agreement, including making the calculations in accordance with the definitions of Post-Closing Payment Period, PAR Revenue, Cumulative Host-Read Advertising and Retention of PAR Publishers. Each Party shall be afforded a reasonable opportunity to present to the Neutral Accountant relevant advocacy material relating to the determination. Following such review, the Neutral Accountant shall deliver a written opinion setting forth its final determination of PAR Revenue, Cumulative Host-Read Advertising and Retention of PAR Publishers, to the extent at dispute, which is final, binding, and conclusive on the Members and Buyer and must be used in computing the amount of any payment under this Section 1.4(a)(iii). Buyer shall bear the fees and expenses of the Neutral Accountant in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by the Members (as finally determined by the Neutral Accountant) bears to the aggregate dollar amount of all disputed items and Members shall bear the fees and expenses of the Neutral Accountant in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by Members (as finally determined by the Neutral Accountant) bears to the aggregate dollar amount of all disputed items. Except with respect to the fees and expenses of the Neutral Accountant, the Parties shall bear their respective fees and expenses (including those of their respective Representatives) in preparing, auditing, or reviewing, as the case may be, the Post-Closing Payment Statement and the Post-Closing Payment Dispute Notice, as applicable.

(c) Covenants Relating to Post-Closing Payments.

(i) Except as explicitly set forth in clauses (ii) and (iii) below, after the Closing, Buyer has sole discretion with regard to all matters relating to the operations of the Company; provided, that during the Post-Closing Payment Period, Buyer shall not, directly or indirectly, take any actions in bad faith that have the primary purpose of avoiding or reducing any Post-Closing Payment. For clarity, Buyer and its Affiliates will control the hiring of any new employees or contractors and nothing in this Agreement, including this Section 1.4, gives the Members any authority to independently hire employees or contractors or to approve or reject potential employees or contractors.

(ii) During the Post-Closing Payment Period, Buyer will create means to execute Company advertising campaigns on simulcast and pure-YouTube content.

(iii) During the Post-Closing Payment Period, Buyer will assign Selah a role as a senior member of the Buyer/AdvertiseCast publisher success team. If Selah is no longer a member of this team, a different PAR Employee must be on the Buyer/AdvertiseCast publisher success team.

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(d) Adjustment to Purchase Price. The Parties shall treat any payments made under this Section 1.4 as adjustments to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

(e) Transition and Transaction Bonuses. Notwithstanding anything set forth in this Section 1.4, Buyer may deduct any amounts paid to the Persons and in the amounts set forth on Schedule C (including all Taxes (including both the employer and employee portions) that Buyer may be required to deduct and withhold under any provision of Tax Law) following the Closing from any amounts due to the Members under this Section 1.4.

1.5 Withholding Tax. Buyer is entitled to deduct and withhold from the Purchase Price all Taxes (including both the employer and employee portions) that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts will be treated as delivered to the Members and the Persons named in Section 1.4(a)(ii) hereunder.

ARTICLE 2.
CLOSING; CONDITIONS TO CLOSING; CLOSING DELIVERIES

2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place via the electronic exchange of execution versions of the Transaction Documents and the signature pages thereto via email by .pdf at 10:00 a.m. New York City time on the Closing Date or on such later date as is mutually agreeable to Buyer and the Members. The effective time of the Closing for accounting and tax purposes will be 11:59 p.m. on the Closing Date. Unless the Parties otherwise agree in writing, the Closing is to occur upon the satisfaction or, to the extent permitted under applicable Law, waiver of the last of the conditions to Closing set forth in this ARTICLE 2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those and all other such conditions at the Closing) and is referred to herein as the “Closing Date.”

2.2 Conditions to Closing.

(a) Condition of Buyer’s Obligations. Buyer’s obligations to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions precedent, unless waived in writing by Buyer:

(i) Representations and Warranties. The representations and warranties of the Members and the Company contained in this Agreement and the other Transaction Documents are true and correct on and as of the date hereof and will be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which is determined as of that specified date in all respects).

(ii) Covenants. The Company and the Members have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to the Closing.

(iii) No Material Adverse Effect. Since the date of this Agreement, there have not been any changes, events, or occurrences that has had or would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, with or without the lapse of time.

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(iv) Approvals; Absence of Certain Legal Proceedings. The Parties have received all approvals, authorizations, and consents of all Governmental Entities required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. No suit or other legal Proceeding is pending or commenced that seeks to restrict or prohibit the transactions contemplated by this Agreement or the other Transaction Documents.

(v) Consents. All third-party consents and approvals necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents and listed on Disclosure Schedule 4.4, have been obtained, in form and substance reasonably satisfactory to Buyer.

(vi) Estimated Closing Statement. The Members have delivered the Estimated Closing Statement to Buyer in compliance with Section 1.2(b).

(vii) Quality of Earnings. Buyer has not received a quality of earnings report issued by an accounting firm that indicates that the financial numbers previously presented by the Company are materially inaccurate.

(viii) Cash. The Company has $100,000 in Cash on Hand.

(ix) Member and Company Deliverables. All deliverables of the Members, the Members, and the Company under Section 2.3(b) have been delivered to Buyer.

(b) Conditions of the Members and the Company. The Members’ and the Company’s obligations to consummate the transactions contemplated by this Agreement are subject to fulfillment at or prior to the Closing of each of the following conditions precedent, unless waived in writing by the Members:

(i) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and the other Transaction Documents are true and correct on and as of the date hereof and will be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which are determined as of that specified date in all respects).

(ii) Covenants. Buyer has performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by Buyer prior to the Closing.

(iii) Approvals; Absence of Certain Legal Proceedings. The Parties have received all approvals, authorizations, and consents of all Governmental Entities required in connection with the consummation of the transactions contemplated by this Agreement. No suit or other legal Proceeding is pending or commenced that seeks to restrict or prohibit the transactions contemplated by this Agreement.

(iv) Buyer Deliverables. All deliverables of Buyer under Section 2.3(a) have been delivered to the applicable Person.

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2.3 Closing Deliveries.

(a) Buyer’s Deliveries. At the Closing, Buyer shall deliver (or cause to be delivered) to the Members, the Company, or the Escrow Agent (as appropriate) the following:

(i) The Estimated Closing Cash Purchase Price (less the Indemnity Escrow Amount), by wire transfer of immediately available funds, to the Members, in accordance with the Percentage Interests set forth on Schedule A hereto (to an account or accounts designated in writing and confirmed by phone by the Members prior to the Closing);

(ii) Counterparts to the Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), duly executed by Buyer;

(iii) The Indemnity Escrow Amount, by wire transfer of immediately available funds, to the account designated by the Escrow Agent;

(iv) Counterparts to the Escrow Agreement, duly executed by Buyer; and

(v) Counterparts to each of the employment agreements for Rick Selah and Anthony Savelli, in the forms attached hereto as Exhibits C-1 and C-2, respectively (together, the “Member Employment Agreements”), duly executed by AdvertiseCast.

(b) Member and Company Deliveries. Prior to or at the Closing, the Company and the Members shall deliver (or cause to be delivered) to Buyer the following items:

(i) Assignment agreements with respect to the Purchased Interests, duly executed by the Members, together with spousal consents to the extent applicable and required under applicable Law;

(ii) A counterpart to the Escrow Agreement, duly executed by the Members;

(iii) Counterparts of each of the Member Employment Agreements, duly executed by Rick Selah and Anthony Savelli, respectively;

(iv) Counterparts to the Registration Rights Agreement, duly executed by the Members;

(v) Payoff letters in forms satisfactory to Buyer from each payee with respect to any Closing Indebtedness and releases of all Liens on all of the assets and properties of the Company, including, without limitation, all required UCC‑3 termination statements or other evidence of discharge satisfactory to Buyer;

(vi) Payoff letters or invoices (or other statements satisfactory to Buyer) from each payee with respect to Members’ Expenses;

(vii) Executed resignations for each manager, director, and officer of the Company, in each case, effective as of the Closing Date;

(viii) An executed certificate of the Company and the Members, signed under penalty of perjury and in form and substance as required under the Treasury Regulations issued under Code Section 1445, stating that the Company and the Members each are not a “Foreign Person” as defined in Code Sections 1445 and 1446(f), along with a properly completed IRS Form W-9 of the Members and the Company;

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(ix) A certificate of good standing showing that the Company is duly organized, validly existing and in good standing in its state of organization;

(x) Executed certificates of the Secretary of the Company certifying (A) the names and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents, (B) copies of the articles of organization and operating agreement of the Company, and (C) resolutions of the board of managers (or other equivalent governing authority) and the Members of the Company approving the execution, delivery and performance of this Agreement and the other Transaction Documents;

(xi) Executed certificates duly executed by the Members and the chief executive officer of the Company, certifying to the matters set forth in Section 2.2(a)(i)-(iii);

(xii) All original minute books, records, equity interest ledgers, corporate seals, and other materials of the Company, if any;

(xiii) an assignment agreement, duly executed by Selah Marketing, the Members, and the Company, assigning assets of Selah Marketing to the Company as of immediately prior to the Closing, in form and substance reasonably acceptable to the Parties (the transactions contemplated by such assignment agreement, the “Selah Marketing Assignment”);

(xiv) a letter from a certified public accountant addressed to Buyer stating that the Company is and has been since its inception a partnership under Laws relating to Taxes; and

(xv) Such other documents as Buyer may reasonably request, in form and substance satisfactory to Buyer, and if necessary, executed by each Member and the Company for the purpose of evidencing the accuracy of the representations and warranties contained in this Agreement or the satisfaction of the conditions and covenants set forth herein.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, except as disclosed in the Disclosure Schedules attached and incorporated hereto as Exhibit D, which qualify the corresponding representation or warranty below, each Member, jointly and severally, makes the representations and warranties set forth in this ARTICLE 3 with the intention that Buyer rely on such representations and warranties.

3.1 Organization and Authority.

Each Member has full capacity, power, and authority to enter into and deliver this Agreement and the other Transaction Documents, to carry out their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly executed and delivered by each Member and, assuming the due execution of this Agreement and the other Transaction Documents by Buyer, constitute legal, valid and binding obligations of each Member enforceable against such Member in accordance with its or their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other Laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

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3.2 Absence of Conflicts.

The execution, delivery and performance by the Members of this Agreement and the other Transaction Documents do not conflict with, violate, or result in the breach of, or create any Lien on any of the assets of the Members under any Contract, instrument, order, judgment, decree, or Law to which the Members are a party or is subject or by which any of the Members’ assets are bound.

3.3 Ownership of Membership Interests.

Except as qualified and disclosed in Disclosure Schedule 3.3, all of the Membership Interests are owned beneficially and of record by the Members, free and clear of all Liens, in the respective amounts and of the respective type set forth opposite such Member’s name on Schedule A hereto. No Member is a party to any option, warrant, purchase right or other Contract that could require such Member to sell, transfer, or otherwise, directly, or indirectly, dispose of any equity interests of the Company (including, without limitation, the Membership Interests). Upon Closing, Members will deliver good and valid title to all of the Membership Interests, free and clear of all Liens.

3.4 Members’ Brokers.

Neither of the Members nor any of the Members’ Representatives or Affiliates has incurred any obligation or Liability for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereunder or thereunder.

3.5 Litigation.

There are no Actions or other Proceedings pending or threatened against the Members, at Law or in equity, or before or by any Governmental Entity, which if determined adversely to such Member would adversely affect such Member’s performance under this Agreement or the other Transaction Documents or the consummation by such Member of the transactions contemplated hereby or thereby.

3.6 Investment Representations.

(a) The Members are acquiring Buyer Stock for their own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, amended (the “Securities Act”).

(b) Each Member understands that (i) the Buyer Stock has not been registered under the Securities Act, (ii) the Buyer Stock is being issued pursuant to an exemption from registration, based in part upon Buyer’s reliance upon the statements and representations made by the Members in this Agreement, and that the Buyer Stock must be held by the Members until the conditions below are met, if ever, and that the Members must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) each certificate, if any, representing the Buyer Stock will be endorsed with the following restrictive legend until the earlier of (1) the Buyer Stock having been registered for resale by such Member or (2) the date the Buyer Stock is eligible for sale under Rule 144 under the Securities Act:

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THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

and (iv) Buyer will instruct any transfer agent not to register the transfer of the Buyer Stock (or any portion thereof) until the applicable date set forth in clause (iii) above unless the conditions specified in the foregoing legends are satisfied, or other satisfactory assurances of such nature are given to Buyer.

(c) Each Member has such knowledge and experience in financial or business matters that such Member is capable of evaluating the merits and risks of the investment in connection with the transactions contemplated in this Agreement. Each Member has, in connection with its decision to acquire the Buyer Stock, relied only upon the representations and warranties contained herein and the information contained in each report, registration statement, and definitive proxy statement filed by Buyer with the SEC (the “Buyer SEC Documents”). Further, each Member has had such opportunity to obtain additional information and to ask questions of, and receive answers from, Buyer, concerning the terms and conditions of the investment and the business and affairs of Buyer, as such Member considers necessary in order to form an investment decision.

(d) Each Member is an “accredited investor” as such term is defined in Rule 501(a) of the rules and regulations promulgated under the Securities Act.

(e) No Member is acquiring the Buyer Stock as a result of any advertisement, article, notice or other communication regarding the Buyer Stock published in any newspaper, magazine, or similar media or broadcast over the television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Each Member understands that nothing in the Buyer SEC Documents, this Agreement, or any other materials presented to such Member in connection with its acquisition of the Buyer Stock constitutes legal, tax, or investment advice. Each Member has consulted such legal, tax, and investment advisors as such Member, in such Member’s sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Buyer Stock.

(g) Each Member acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement, that it has independently determined to enter into the transactions contemplated hereby, and that it is not relying on any advice from or evaluation by any other person. Each Member acknowledges that it has not taken any actions that would deem such Member to be a member of a “group” for purposes of Section 13(d) of the Exchange Act.

(h) Each Member has not engaged, and will not engage, in any short sale of Buyer’s voting stock or any other type of hedging transaction involving Buyer’s securities (including depositing shares of Buyer’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Buyer’s securities).

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ARTICLE 4.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated under this Agreement, except as disclosed in the Disclosure Schedules attached and incorporated hereto as Exhibit D, which qualify the corresponding representation or warranty below, each Member, jointly and severally, hereby makes the representations and warranties set forth in this ARTICLE 4 with the intention that Buyer rely on such representations and warranties.

4.1 Organization and Power.

The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Texas and is qualified to do business in every jurisdiction in which the nature of the Business or the ownership of its property requires it to be qualified (which are each set forth on Disclosure Schedule 4.1). The Company has full limited liability company power and authority to own and operate its respective properties and carry on the Business as now conducted. Disclosure Schedule 4.1 sets forth the Company’s prior history under a “trading” or “doing business as” name. True and complete copies of the organizational documents of the Company, all as amended to date, have been delivered to Buyer.

4.2 Authorization.

The Company has full limited liability company power and authority to execute and deliver this Agreement and other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The Company has duly approved this Agreement and the other Transaction Documents to which it is a party and has duly authorized its execution, delivery and performance of this Agreement and such other Transaction Documents and the performance of its obligations hereunder and thereunder. No other Proceeding or Action on the part of the Company is necessary to approve and authorize the Company’s execution and delivery of this Agreement or any other Transaction Document to which the Company is a party or the performance of its obligations hereunder or thereunder. Assuming the due execution and delivery of this Agreement and the other Transaction Documents by Buyer, this Agreement constitutes, and each of the other Transaction Documents to which the Company is a party will, when executed and delivered, constitute a valid and binding obligation of the Company, enforceable in accordance with their respective terms and conditions, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or other Laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

4.3 Capitalization; Subsidiaries.

(a) Except as qualified and disclosed in Disclosure Schedule 4.3, all of the Membership Interests are owned beneficially and of record by the Members, free and clear of all Liens, in the respective amounts and of the respective type set forth opposite such Member’s name on Schedule A hereto. All of the Membership Interests have been validly issued and are fully paid and non-assessable. Other than the Membership Interests, there are no (i) outstanding equity interests of the Company, or (ii) Contracts, including, without limitation, options, warrants or scripts by which the Company is or may become bound to issue any equity interests of the Company. The Company is not a party to any option, warrant, convertible securities, purchase right or other Contract that could require the Company or the Members to sell, transfer, restrict, or otherwise dispose of any equity interests of the Company (other than this Agreement). There are no voting trusts, proxies, or other Contracts with respect to the voting of any equity interests of the Company. The Company does not control, directly or indirectly, or have any direct or indirect equity participation in any Person. All equity interests of the Company are owned beneficially by the Members, free and clear of all restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, other Contracts, equities, claims and demands. Immediately following the Closing, Buyer will own, free and clear of any Liens (other than Liens created by Buyer or any Affiliate of Buyer), all of the Membership Interests, which will be owned, free and clear of any Liens.

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(b) There are no Subsidiaries of the Company, and the Company does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.4 Absence of Conflicts. Except as qualified and disclosed in Disclosure Schedule 4.4, neither (x) the execution, delivery or performance of this Agreement or any other Transaction Document by the Company, nor (y) the consummation by the Company of the transactions contemplated hereby or thereby:

(a) does or will (i) conflict with or result in any breach of any of the provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third-party the right to terminate or to accelerate any obligation under, (v) result in the creation of any Lien upon any assets of the Company (including, without limitation, upon or with respect to the Membership Interests), in each case under the provisions of (A) any certificate of formation, articles of organization, operating agreement (or similar governing documents) or resolutions of the Company, or (B) any indenture, mortgage, loan agreement or other Contract, Permit, or any Law by which the Company, its respective assets, or the Business is affected or to which the Company, its respective assets, or the Business is subject; or

(b) without limiting clause (a) above, require any consent, approval, or authorization or exemption of or other action by or notice to or filing with any Governmental Entity or any other Person.

4.5 Financial Statements and Other Financial Matters.

(a) Attached to Disclosure Schedule 4.5 are true and complete copies of the following (collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Company as of the last day of, and the related unaudited statements of income, for, its fiscal year ended on December 31, 2019 (the “2019 Financial Statements”), (ii) the unaudited balance sheet of the Company as of the last day of, and the related unaudited statements of income, for, its fiscal year ended on December 31, 2020 (the “2020 Financial Statements”), and (iii) the unaudited balance sheet of the Company as of the last day of, and the related unaudited statements of income, for, its fiscal year ended on December 31, 2021 (the “Balance Sheet Date”; the items in clause (iii), the “2021 Financial Statements”). The Financial Statements have been prepared on a consistent basis throughout the period involved. Each such Financial Statement is based on the books and records of the Company (which, in turn, are accurate and complete in all respects). The 2019 Financial Statements and the 2020 Financial Statements fairly and accurately presents in all respects the financial condition and operating results of the Company as of the date of each balance sheet and for the periods then ended. The 2021 Financial Statements fairly and accurately presents in all respects the financial condition and operating results of the Company as of the date of each balance sheet and for the periods then ended in all material respects. There has been no change in the accounting methods or practices of the Company since the earliest date covered by the Financial Statements. No financial statements of any Person other than the Company are required to be included or reflected in the Financial Statements. The Company maintains a standard system of accounting established and administered with its Certified Public Accountant.

(b) Disclosure Schedule 4.5(b) sets forth a true, correct, and complete list of any COVID-19 Financial Assistance Program in which the Company is participating, or in which the Company has participated, and the amount of funds requested or received by the Company under each such program. Members have provided to Buyer true, correct, and complete copies of all applications and other material documents filed or submitted by the Company relating to any COVID-19 Financial Assistance Program, and all statements and information contained in such applications and other documents are true, correct, and complete. The proceeds received from any COVID-19 Financial Assistance Program were not used by the Company in violation of any COVID-19 Financial Assistance Program. The Company has maintained accounting and other records relating to each such COVID-19 Financial Assistance Program, and the use thereof that comply with each applicable COVID-19 Financial Assistance Program, true, correct, and complete copies of which have been provided to Buyer. The Company has not received, obtained, or applied for any loan, exclusion, forgiveness, or other item under any COVID-19 Financial Assistance Program.

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(c) The Company received a COVID-19 PPP Loan from the Small Business Administration in the amount of $60,650.00. The COVID-19 PPP Loan was forgiven as of January 7, 2021. As of the date on which the Company submitted any application for the COVID-19 PPP Loan, all such application documentation (and all certifications made therein) was true and accurate in all material respects and was made in compliance in all material respects with all applicable Laws and other requirements of the Paycheck Protection Program and, with respect to the COVID-19 PPP Loan, the Note, dated as of April 14, 2020 in the principal amount of $60,650.00. At the time of application, the Company met all eligibility requirements for receiving the COVID-19 PPP Loan, including after taking into account all COVID-19 PPP Loan eligibility guidance issued by the Small Business Administration following such time of application. The usage of all proceeds from the COVID-19 PPP Loan constituted only “permitted uses” within the meaning of Paycheck Protection Program requirements. The Company is not currently the subject of an audit, investigation or other inquiry by the Small Business Administration or any other Governmental Entity with respect to the COVID-19 PPP Loan.

4.6 Certain Developments.

Except as qualified and disclosed in Disclosure Schedule 4.6, since the Balance Sheet Date, the Company has conducted the Business in the ordinary course of business and there has occurred no facts, events, developments, or circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date, the Company has not:

(a) sold, leased, assigned, licensed, transferred, or other disposed of any of its property or assets or portion thereof (other than sales of inventory and collection of accounts receivable in the ordinary course of business) or subjected them to any additional Liens;

(b) purchased, leased, or otherwise acquired of the right to own, use, or lease any property or assets for an amount in excess of $50,000, individually or in the aggregate;

(c) suffered any theft, damage, destruction, or casualty loss exceeding $50,000 in the aggregate, whether or not covered by insurance;

(d) declared, set aside, or paid any distribution of property or assets other than Cash on Hand to any Member with respect to its equity;

(e) amended, restated, or amended and restated, or authorized any of the foregoing to, its articles of organization, operating agreement, or any other organizational document;

(f) issued, sold, or transferred any of its equity interests, securities convertible into its equity interests, or warrants, options, or other rights to convert into, exchange or acquire its equity interests;

(g) split, combined, or reclassified any equity interests;

(h) sold, assigned, transferred, or permitted to lapse any material interest in any Intellectual Property of the Company;

(i) abandoned, allowed a lapse, or failed to maintain in full force and effect any Intellectual Property of the Company;

(j) created any Lien on any equity interests;

(k) other than in the ordinary course of business and the Company’s standard employee review process, made or granted any bonus or any material wage or salary or compensation increase to any employee, independent contractor, or group of employees, entered into any employment, sale bonus, stay bonus or severance Contract with any officer or employee of the Company, or made or granted any increase in any Employee Benefit Plans, amended, modified, or terminated any Employee Benefit Plans or adopted any Employee Benefit Plans;

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(l) hired or promoted any person as or to an officer position;

(m) terminated any employee of the Company with an annual salary in excess of $50,000 or terminated any other employee of the Company outside the ordinary course of business;

(n) adopted any profit sharing, bonus, deferred compensation, retirement agreement or plan or other Employee Benefit Plan for or with any current or former employee, officer, or consultant of the Company;

(o) changed any of its accounting (financial or Tax) policies, practices, or procedures;

(p) entered into, accelerated, materially modified, terminated, or received written notice of termination of any Material Contract or Contract or transaction (or series of related Contracts or transactions) involving a total remaining commitment by or to the Company of at least $50,000;

(q) incurred, assumed, or guaranteed any Indebtedness except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(r) entered into any settlement, conciliation, or similar Contract, released any claims possessed by it, canceled any Indebtedness owed to it or waived any rights of value, in each case, involving amounts in excess of $50,000;

(s) made any capital expenditures or commitments for capital expenditures that aggregate in excess of $50,000 or entered into any lease of capital equipment or real property;

(t) entered into any transaction with the Members, officers of the Company, or Affiliates thereof;

(u) conducted its cash management customs and practices other than in the ordinary course of business and in compliance with applicable Law;

(v) entered into any Contracts containing any restrictive business covenants;

(w) adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

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(x) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets, stock, or other equity of, or by any other manner, any business or any Person or any division thereof; or

(y) committed or agreed to do any of the foregoing.

4.7 Real Property. The Company does not have any Leased Real Property. The Company does not own, use, or occupy or have any obligation or Liability with respect to any land, building, structures, improvements, fixtures, or other interest in real property. There is no real property, land, building, structure, or improvement that is used in the operation of the business of the Company in the manner presently conducted. The Company has never owned any real property.

4.8 Tax Matters.

(a) The Company has duly and timely filed all Tax Returns that it was required to file. All such Tax Returns are true, complete, and correct. All Taxes owed and payable by the Company (whether or not shown on any Tax Return) have been paid. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in or by that jurisdiction and there is no basis for any such claim. There are no Liens on any of the assets of the Company or of the Members that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) No claim has been made or threatened in writing by a Tax Authority in any jurisdiction asserting that the Company is or may be subject to Taxes imposed by that jurisdiction but not paid by the Company, including sales and use Taxes required to be collected by the Company and remitted to that jurisdiction and income Taxes payable to that jurisdiction.

(c) The Company has collected and timely withheld and paid to the appropriate Taxing Authority all Taxes required by Law to have been withheld and paid to such Taxing Authority in connection with amounts paid or owing to any Person, or transaction with any Person, including, without limitation, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, member, partner, independent contractor, creditor, Affiliate, customer, supplier or other Person, and all Forms W-2 and 1099 (or other Tax Return) required with respect thereto have been properly completed and timely filed.

(d) No Proceeding relating to any Tax Return or Tax matter of the Company is pending or threatened in writing, or has ever occurred in the past and the Company has not received notice of any dispute or claim concerning any Tax Liability of the Company claimed or raised by any Taxing Authority. There is no outstanding agreement or waiver made by or on behalf of the Company for the extension of time for any applicable statute of limitations, and the Company has not requested any extension of time in which to file any Tax Return or to pay any Taxes that has not expired.

(e) Disclosure Schedule 4.8(e) lists all United States federal, state, local and non-United States income Tax Returns filed by or with respect to the Company for any taxable periods ended on or after December 31, 2017, indicates whether those Tax Returns have been audited and indicates whether those Tax Returns currently are the subject of audit. The Members have delivered or made available to Buyer correct and complete copies of all income, franchise, sales and use, employment and other material Tax Returns filed by, and all examination reports and statements of deficiencies assessed against or agreed to by, the Company since December 31, 2017.

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(f) The Company (i) is not party to or bound by a Tax sharing, Tax allocation or Tax indemnity agreement or similar arrangement, (ii) has no obligation to indemnify any other Person with respect to Taxes that will be in effect on or after the Closing, (iii) has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis under relevant law, and (iv) has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or similar provision of applicable Law, as a transferee or successor, by operation of applicable Law or otherwise.

(g) The Company has not agreed, and the Company is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and the Company has not made any similar election, and the Company is not required to apply any similar rules, under any comparable state, local or foreign Tax provision.

(h) The Company is not a party to any plan or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(ii)(III) of the Code, and the Company has not “participated” in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4.

(i) The Company has been, at all times during its existence, and will be on the Closing Date, properly classified as a partnership for federal, state and local income Tax purposes.

(j) The Company has not purchased any goodwill or going concern value which is currently non-amortizable in the hands of the Company due to the anti-churning rules of Section 197(f)(9) of the Code.

(k) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(l) No private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested, entered into, or issued by any Tax Authority with respect to the Company that have or will have continuing effect.

(m) There are no Tax credits, grants, exemptions, holidays, concessions or other similar amounts or reductions that are or could be subject to clawback or recapture as a result of (i) the transactions contemplated by this Agreement or (ii) a failure by the Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(n) The Company has never had any direct or indirect ownership interest in any corporation, partnership, joint venture, or other entity, or any arrangement that could be treated as a partnership for tax purposes.

(o) Company has not deferred the withholding, payment, or deposit of any payroll Taxes under the CARES Act, the FCRA or “Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” issued by the President of the United States on August 8, 2020, or for any other reason or under other applicable Laws.

(p) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country in which it is organized.

(q) The Company has not elected for the early application of the partnership audit procedures of the Bipartisan Budget Act of 2015 (or any similar state or local provisions) for any taxable period prior to 2018.

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4.9 Contracts and Commitments.

(a) Material Contracts. Disclosure Schedule 4.9(a) lists the following Contracts to which the Company is a party or it or its assets are bound (collectively, and together with any Contracts concerning IP disclosed in Disclosure Schedule 4.10(a), the “Material Contracts”):

(i) any Contract (or group of related Contracts) for the license or lease of any products, Software, or other personal property to or from any Person providing for license or lease payments in excess of $50,000 per annum;

(ii) any Contract (or group of related Contracts) for the purchase, distribution, license or sale of commodities, supplies, products, Software, or other personal property, or for the furnishing or receipt of goods or services (or any related Intellectual Property), (A) the performance of which may extend over a period of more than one year, or (B) involve consideration in excess of $50,000 per annum;

(iii) any Contract relating to the formation or operation of a partnership or joint venture by the Company and another Person;

(iv) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Indebtedness, under which it has imposed a Lien on any of its assets, tangible or intangible (or any related Intellectual Property), or under which it has agreed to indemnify any other Person;

(v) (A) any Contract with any employee, independent contractor, consultant, or agent of the Company with restrictions on the Company concerning exclusivity, confidentiality, non‑solicitation or non‑competition and (B) any Contract restricting the Company from conducting any type of business in any location;

(vi) any Contract with any Affiliate of the Company, any Member, or any Affiliate thereof;

(vii) any Benefit Plan, including, but not limited to, any bonus, profit sharing, incentive, stock option, equity purchase, equity appreciation, deferred compensation, retention, severance or other plan or other Contract for the benefit of its current or former directors, officers, and employees;

(viii) any labor or collective bargaining agreement;

(ix) any Contract for the employment of any individual on a full‑time, part‑time, consulting, or other basis that (A) is for a fixed period of time, (B) is not terminable on 30 days’ notice or less by the Company without liability for any material penalty, or (C) provides for severance benefits;

(x) any Contract under which it has advanced or loaned any amount to any Person (including, without limitation, any of the Company’s directors, officers, or employees);

(xi) any Contract with any customer or supplier which (A) involves consideration in excess of $25,000 per annum and (B) which cannot be cancelled or terminated by the Company without penalty or without more than 30 days’ notice;

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(xii) any other Contract (or group of related Contracts) (other than those set forth in clause (xi) above, the performance of which involves consideration in excess of $100,000 per annum;

(xiii) any Contract or other instrument providing for indemnification of any Person with respect to Liabilities relating to any current or former business of the Company or any predecessor Person, other than (A) the organizational documents of the Company or (B) marketing agreements, property leases and other commercial agreements entered into in the ordinary course;

(xiv) any Contract that requires the Company to use any supplier or third-party for all or substantially all of the Company’s requirements or needs or requires the Company to provide to other parties “most favored nation” pricing;

(xv) any Contract related to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(xvi) any Contract for broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising services;

(xvii) any Contract with any Governmental Entity; and

(xviii) any Contract with any customer or supplier providing for the payment or receipt by the Company of any rebate, discount, allowance, or the like, other than as set forth in a customer Contract or service order or incurred in the ordinary course of the Company’s business.

(b) Absence of Breach, etc. Except as qualified and disclosed in Disclosure Schedule 4.9(b), each of the Material Contracts is in full force and effect and will be in full force and effect immediately following the Closing Date (unless said Material Contract was set to lapse, expire, or terminate per its terms prior to the Closing). No Material Contract has been breached, canceled, or repudiated by the Company or by any other party thereto, and no such other party has indicated in writing to the Company or to any Member that it will stop or decrease the rate of business done with the Company, or that it desires to renegotiate its arrangements with the Company other than those matters disclosed in Disclosure Schedule 4.9(b). No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Company has performed in all material respects all obligations required to be performed by it in connection with the Material Contracts and is not in receipt of any written claim of default under any Material Contracts. The Company does not have any present expectation or intention of not fully performing prior to the Closing Date in any material respect any obligation under any Material Contracts.

(c) Copies. The Company has furnished to Buyer a true and correct copy or representative form of all Material Contracts, in each case together with all amendments, waivers or other changes thereto. Disclosure Schedule 4.9(a) contains an accurate and complete description of all material terms of all oral Contracts and other oral items that are described or required to be described thereon.

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4.10 Intellectual Property.

(a) Generally. Disclosure Schedule 4.10(a) sets forth a complete and correct list of: (i) all registered and all unregistered Intellectual Property, including, without limitation, all pending applications for registration of Intellectual Property owned, filed or used by the Company that are material to the Business (other than Off-the-Shelf Software), identifying the Intellectual Property and whether such Intellectual Property is owned Intellectual Property or licensed Intellectual Property, (ii) all other inbound and outbound license agreements, sublicenses, agreements, permissions, consents or other similar Contracts, whether written or oral that are material to the Business, identifying for each: (v) the parties thereunder, (w) the date thereof, (x) the type of license (including, without limitation, the term thereof), (y) the Intellectual Property licensed thereunder, and (z) whether the Company is granting or receiving Intellectual Property thereunder, and (iii) all domain names, web addresses, web pages, websites and related content, social media handles (including without limitation Twitter and Facebook handles) together with other social media user account administrator rights and the content found thereon and related thereto, URLs, and telephone numbers owned by, allocated or issued to the Company. The Intellectual Property identified on Disclosure Schedule 4.10(a) constitute all of the Intellectual Property owned, licensed, or used by the Company that are necessary for the Business as currently conducted or presently proposed to be conducted, and no Member nor any third‑party Person owns or has any rights with respect to such Intellectual Property (except for lessors of such Intellectual Property). Neither any Member nor the Company has agreed to indemnify any Person with respect to any Intellectual Property (other than for breach by the Company of any provision in any agreement in respect to Intellectual Property for the benefit of a third-party (e.g., a licensor of software)). The Intellectual Property set forth on Disclosure Schedule 4.10(a) are subsisting, valid, and enforceable.

(b) Ownership; Infringement. (i) The Company, solely and exclusively, owns and possesses all right, title and interest in and to, or in the alternative as described as such on Disclosure Schedule 4.10(b), has a valid and enforceable right to use the Intellectual Property described or required to be described on Disclosure Schedule 4.10(a), free and clear of all Liens, and no claim by any third‑party Person contesting the validity, enforceability, use or ownership of any of the foregoing to any Member or the Company is currently outstanding or threatened, (ii) no loss, expiration or claim challenging the validity or enforceability of any Intellectual Property is pending or threatened, (iii) the Company has not received any written notice of, and neither the Company nor any Member is aware of any facts which indicate a likelihood of any infringement, violation, dilution or misappropriation by, or any conflict with, any third‑party Person with respect to any Intellectual Property, including any demand or request that the Company license rights from a third‑party Person, (iv) the practice of any patents or methods comprising the Intellectual Property owned by the Company do not infringe, dilute, violate or misappropriate the Intellectual Property of any third‑party Person in the jurisdiction where the Business is presently conducted, (v) the Company has not, and is not presently, infringing, violating, diluting, misappropriating, or otherwise violating any Intellectual Property of any third‑party Person, and no infringement, misappropriation, violation, or dilution will occur as a result of the continued operation of the Business, anticipated operation of the Business or the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and (vi) all of the Company’s rights in and to such owned Intellectual Property are freely assignable by the Company, including, without limitation, the right to create derivative works. Neither the execution, delivery, nor performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the right to own or use any Intellectual Property.

(c) (i) All registrations for Intellectual Property identified on Disclosure Schedule 4.10(a) are valid and in force, (ii) (A) any applications to register any unregistered Intellectual Property so identified are pending and in good standing, and (B) are not subject to any challenge of any kind, and (iii) the Company has the right to bring Actions for infringement or unauthorized use of the Intellectual Property owned by the Company.

(d) Disclosure Schedule 4.10(d) sets forth a complete and accurate list of (i) all Software owned exclusively by the Company that is material to the operation of the Business of the Company as currently conducted (“Company Software”) and (ii) all other Software used in the Business of the Company that is not exclusively owned by the Company and that is material to the operation of the Business of the Company as currently conducted, excluding Off-the-Shelf Software.

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(e) The Company owns or has a valid right to access and use all Company IT Systems. The Company IT Systems are (i) adequate for and operate and perform in all material respects as required in connection with, the current operation of the Business, and (ii) do not contain any known viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, or effects that (A) materially disrupt or adversely affect the functionality of any Company IT Systems, or (B) enable or assist any Person to access without authorization any Company IT Systems. The Company has taken commercially reasonable measures to maintain the performance and security of the Company IT Systems and the Company IT Systems have not suffered any material failures within the past three years. In the last three years, to the Members’ Knowledge there have not been at any time any Data Compromise Events or any other (A) actual material incidents of data security breaches, intrusions or unauthorized access or use of any of the Company IT Systems or (B) material unauthorized collection, access, use or processing of, or loss, distribution, compromise or unauthorized disclosure of Confidential Information or sensitive personally identifiable information about any Person (collectively, “Incidents”).

(f) The Company is and has been in compliance with (i) applicable Data Protection Laws, and (ii) any obligations of the Company under Contracts to which Company is a party concerning the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Data and any related notifications.

(g) The Company does not have any Contract obligation to maintain Personal Data in a manner that logically or physically separates data of one customer from that of another.

(h) The Company has not reported an Incident to any Person or Governmental Entity, either voluntarily or based on Contract obligations or Data Protection Laws.

(i) Upon the Closing Date, the Company will own and continue to have the right to use all Personal Data on identical terms and conditions as the Company enjoyed immediately prior to the Closing Date.

(j) During the past three years, no Person (including a Governmental Entity) has made any written claim, commenced any Action or threatened any claim or Action against the Company with respect to (i) the violation of any Data Protection Laws, (ii) the violation of any contractual obligation with respect to the treatment of any Personal Data or Sensitive Data or (iii) loss, damage or unauthorized access, use, modification or other misuse of any Personal Data or Sensitive Data collected or processed by or on behalf of the Company. No Person (including a Governmental Entity) has provided any written notice regarding any complaint, investigation, or inquiry relating to the Company’s information privacy or data security practices.

4.11 Governmental Licenses and Permits.

Disclosure Schedule 4.11 sets forth a complete listing and summary description of all licenses, permits, approvals, franchises, registrations, variances, certificates and other authorizations or similar rights issued, obtained, or required to be obtained from any Governmental Entity (“Permits”) to or held by (or required to be issued to or held by) the Company (including, without limitation, all applications therefor and all renewals, extensions or modifications thereof and additions thereto) that are necessary or material to conduct the Business of the Company as currently conducted or proposed to be conducted by the Company. All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date of this Agreement have been paid in full. No loss or expiration of any Permit is pending, reasonably foreseeable or threatened in writing (including, without limitation, as a result of the transactions contemplated by this Agreement and the other Transaction Documents) other than by reason of expiration in accordance with the terms thereof. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, or limitation of any Permit.

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4.12 Employees.

(a) No employee and no group of employees or independent contractors of the Company, to the Members’ Knowledge, has any plans to terminate his or her or its employment or relationship with the Company. None of the current employees, officers, directors, independent contractors or agents of the Company is (i) subject to confidentiality, non-solicitation or non-compete restrictions in favor of any third person the breach of which would subject the Company to any material liability, or (ii) obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any order of any Governmental Entity, that would interfere with their duties to the Company, as applicable, or that would conflict with the business of the Company. No current employee or independent contractor of the Company is in violation of any term of any employment Contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company and the continued employment by the Company of its current employees, and the performance of the agreements of the Company with their independent contractors, will not result in any such violation.

(b) No employee of the Company has any Contract regarding his or her employment, other than an agreement for at-will employment that may be terminated by the Company upon 30 days or less advance notice without any material penalty or obligation to provide severance payments or benefits.

(c) For the last three years through the Closing Date, the Company has not: (i) been bound by or entered into any written or oral Contract or collective bargaining agreement with any labor organization or other representative of any employees of the Company, (ii) experienced any strike, work stoppage, slowdown or lockout, and none has been threatened, (iii) been the subject of any grievance, unfair labor practice claim, charge of discrimination or other material employee or labor dispute, (iv) engaged in any unfair labor practice, (v) been the subject of any organizational effort made or threatened by or on behalf of any labor union with respect to employees of the Company, or (vi) leased any employees. The Company has satisfied any notice or bargaining obligation it may have under any Law or collective bargaining agreement to any employee representative.

(d) The Company has not been delinquent in any payments to any employee or independent contractor for any wages, commissions, bonuses, or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to any employee or independent contractor of the Company, there are no outstanding rights or obligations relating to pensions, Benefit Plans, severance or termination pay, workers compensation, unemployment compensation and/or other obligation to employees or independent contractors of the Company, and no employee of Company is entitled to any unpaid wages, overtime wages or other compensation, other than wages or compensation not yet payable and incurred in the Company’s ordinary course of business, in each case, to the extent accrued in the Closing Date Net Working Capital.

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(e) Disclosure Schedule 4.12(e) sets forth the name, start date, title or position, primary work location (or, for individuals hired or engaged to work on a remote basis, the state and city in which each employee provides services), classification as full-time or part-time and as exempt or non-exempt under the Fair Labor Standards Act and local wage and hour Laws (as applicable), the annual or, as the case may be, hourly rate of compensation (including, without limitation, salary, bonuses and commissions), and for any employee on a non-immigrant visa, the category of visa and the expiration date of the visa, as of the date of this Agreement for each individual engaged by the Company as an employee (including any current employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized) or independent contractor. The Company has in its files a Form I-9 that is validly and properly completed in accordance with applicable Law for each employee with respect to whom such form is required under applicable Law. The Company has not received notice or other communication from any Governmental Entity regarding any unresolved violation or alleged violation of any applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States. The Company has made available to Buyer or to Buyer’s counsel true and complete copies of all written employment policies applicable to all current employees or independent contractors of the Company.

(f) The Company is, and for the last three years has been, in compliance with all applicable Laws and collective bargaining agreements and arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, harassment, retaliation, reasonable accommodation, disability rights or benefits, working conditions, privacy, immigration (including with respect to the requirements of the Immigration Reform Control Act of 1986), employee safety and health, employee training, wages and hours, overtime compensation, meal and break periods, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants during the last three years have been and are properly classified and treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws during the last three years have been and are properly classified. There are no Proceedings against the Company pending or threatened to be brought or filed, by or with any Governmental Entity in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including any Proceeding relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, safety or any other employment-related matter arising under applicable Law, and no such Proceedings have been brought or filed or threatened to be brought or filed, during the last three years.

(g) Since January 1, 2019, (i) no allegations of harassment have been made against any employee of the Company who is in a position of manager or above, (ii) there has been no occurrence of unlawful discrimination, retaliation, or harassment, and (iii) the Company has not entered into any settlement agreements related to specific allegations of sexual harassment or misconduct by or against any employee at a manager level or above.

(h) None of the employees or independent contractors of the Company are included on the “List of Excluded Individuals/Entities” maintained by the Office of Inspector General of the United States Department of Health and Human Services.

4.13 Employee Benefit Plans.

(a) Disclosure Schedule 4.13 contains a complete and correct list of each Benefit Plan. With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments since the last restatement, (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) where applicable, any trust agreements or other funding arrangements, custodial agreements, insurance policies and Contracts and administration agreements and similar agreements, (iv) any summary plan descriptions, summaries of material modifications, annual notices and employee handbooks, (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the Internal Revenue Service, (vi) the three most recently filed Forms 5500, if any were due, with schedules and financial statements attached, (vii) actuarial valuations and reports, if applicable, related to any Benefit Plans with respect to the three most recently completed plan years, (viii) the nondiscrimination tests performed under the Code with respect to the three most recent completed plan years, and (ix) material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Benefit Plan.

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(b) Each Benefit Plan (and each related trust, insurance Contract or fund) has been maintained, funded, and administered in all material respects in accordance with such Benefit Plan and any applicable collective bargaining agreement and complies in form and in operation with the applicable requirements of ERISA, the Code, and other applicable Laws. All Liabilities related to any Benefit Plan in which employees of the Company participate have been paid or properly reflected in the Company’s financial statements.

(c) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, has ever maintained, sponsored, contributed to, or had any obligation to contribute to, nor has any Liability or potential Liability under or with respect to, any Multiemployer Plan or any Employee Pension Benefit Plan subject to Code Sections 412 or 4971, ERISA Section 302, or Title IV of ERISA, or otherwise has any Liability or potential Liability under Title IV of ERISA. No Benefit Plan is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. There is no Lien under ERISA Sections 303(k) or 4068 or Code Sections 412 or 430(k) in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of the Company. No cash or bond or other amount is payable by the Company or any ERISA Affiliate to the Pension Benefit Guaranty Corporation under Section 4062(e) of ERISA.

(d) All required reports, descriptions, and disclosures (including, without limitation, Form 5500 annual reports, summary annual reports, and summary plan descriptions) with respect to each Benefit Plan have been properly and timely filed and/or distributed to participants and other applicable individuals in accordance with the applicable requirements of ERISA and the Code.

(e) Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, or has any obligation to contribute to, or has any Liability or potential Liability with respect to, any Employee Welfare Benefit Plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) other than in accordance with COBRA. The requirements of COBRA have been met with respect to each Benefit Plan and each Employee Welfare Benefit Plan maintained by an ERISA Affiliate that is subject to COBRA.

(f) All contributions (including, without limitation, all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or properly accrued in the Financial Statements. Any premiums or other payments due for any periods ending on or before the Closing Date have been paid with respect to each Benefit Plan that is an Employee Welfare Benefit Plan. There are no outstanding Liabilities under any Benefit Plan other than liabilities for benefits to be paid in the ordinary course to participants in such Benefit Plan and their beneficiaries.

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(g) Any Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) is so qualified with respect to any qualification requirement for which the applicable remedial amendment period has closed and has been determined by the Internal Revenue Service to be so qualified, either through receipt of a current favorable determination letter or through proper reliance on an opinion or advisory letter issued by the Internal Revenue Service with respect to such Employee Pension Benefit Plan, and nothing has occurred since the date of such determination, opinion or advisory letter that could adversely affect the qualified status of any such Employee Pension Benefit Plan.

(h) There have been no Prohibited Transactions with respect to any Benefit Plan. Neither the Company, any ERISA Affiliate, nor any fiduciary of a Benefit Plan has engaged in a transaction with respect to any Benefit Plan that could subject the Company or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. No fiduciary as defined in ERISA Section 3(21) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any Benefit Plan (other than routine claims for benefits) is pending or threatened in writing, and there is no basis for any such Proceeding. No Benefit Plan has, within the six years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(i) The Company is not obligated under the Benefit Plans (including, but not limited to, any nonqualified deferred compensation plan or arrangement) or otherwise to pay any separation, severance, termination, or similar benefit as a result of any transactions contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code. Neither the execution of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereunder or thereunder (either alone or together with any other event): (i) entitle any current or former employee, director or officer of the Company to any compensatory payment or benefit including to any payment or benefit under any Benefit Plan, (ii) accelerate the time of payment or vesting of any compensation or benefits for any current or former employee, director or officer of the Company, except as required by applicable Law, (iii) require the funding of any compensation or benefits (through a grantor trust or otherwise) for any current or former employee, director or officer of the Company, (iv) otherwise give rise to any material liability under any Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Benefit Plan on or following Closing, or (vi) result in the payment of any material amount that would, individually or in combination with any other payment, not be deductible as a result of Section 280G of the Code.

(j) The Company is not obligated to establish a new Benefit Plan, or to amend a Benefit Plan to increase the amount of benefits provided under such Benefit Plan, or to amend a Benefit Plan to change the eligibility rules for such Benefit Plan.

(k) Except as required by any Law, no provision or condition exists that would prevent the Company or Buyer from terminating or amending any Benefit Plan at any time for any reason.

(l) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code and the regulations thereunder) meets, and has been operated in good faith in accordance with, the requirements of Sections 409A(a)(2), (a)(3), and (a)(4) of the Code, and no assets of the Company have been directly or indirectly set aside in a trust or other arrangement described in Section 409A(b)(1) of the Code or are, or have been, subject to a “financial health” trigger described in Section 409A(b)(2) of the Code. No Benefit Plan provides for compensation to any individual for excise taxes paid under Section 409A(a)(1)(B) or Section 4999 of the Code.

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(m) The Company has, for purposes of each Benefit Plan, correctly classified those individuals performing services for the Company or the respective ERISA Affiliate as common law employees, leased employees, independent contractors, or agents.

(n) The Company does not have any ERISA Affiliates.

4.14 Affiliate Transactions.

No Member and no Related Person or Affiliate of any Member or of the Company (a) is or was a party to any Contract or transaction with the Company (other than in such Person’s capacity as an officer, director, manager or employee of the Company, the compensation for which is reflected on Disclosure Schedule 4.12(e)), or (b) has any interest in or owns any asset, tangible or intangible, which is used in the Business of the Company, other than the Membership Interests.

4.15 Compliance with Laws.

(a) The Company and any third-party acting on its behalf with respect to the business of the Company, has complied and is now complying with all applicable Laws which affect the Business or to which the Company is subject. No claim has been filed against the Company in writing alleging a violation of any Law. The Company is not now subject to any Proceeding, penalty assessment, audit or investigation by any Governmental Entity or any other allegation that the Company has violated the regulations of any such Governmental Entity or made a materially false statement or omission to any Governmental Entity, including, without limitation, those related to government procurement.

(b) Set forth on Disclosure Schedule 4.15(b) is a true, correct, and complete list of all jurisdictions (other than the United States) where the Company provides or sells its products and services.

(c) Set forth on Disclosure Schedule 4.15(c) is a true, correct, and complete list of all Governmental Entities to which the Company provides or sells its products and services, and all Contracts with such Governmental Entities.

(d) Neither the Company nor any Member (or their respective members, managers, directors, officer, employees, agents, Representatives or Affiliates or any other Person acting on their behalf) has (i) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), (ii) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or to any representative of any Governmental Entity, (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or (iv) used any funds of the Company or any Subsidiary for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to governmental officials or others or established or maintained any unlawful or unrecorded funds. Neither the Company nor the Members (or their respective members, managers, directors, officer, employees, agents, Representatives or Affiliates or any other Person acting on their behalf) has accepted or received any unlawful contributions, payments, gifts, or expenditures.

(e) Neither the Company nor the Members (or their respective members, managers, directors, officer, employees, agents, Representatives or Affiliates or any other Person acting on their behalf) has accepted or received any unlawful contributions, payments, gifts, or expenditures.

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4.16 Environmental and Safety Matters.

The Company has complied and is now complying with all environmental Laws and Environmental and Safety Requirements and has not received any written notice, report, or other information regarding any violation of or Liability under any environmental Law or Environmental and Safety Requirements. Neither the Company nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, released, spilled, manufactured, or exposed any Person to, any Hazardous Substance, or owned, leased, or operated any property or facility which is or has been contaminated by any Hazardous Substances, so as to give rise to any current or future Liabilities under any Environmental and Safety Requirements. The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person relating to Environmental and Safety Requirements.

4.17 Assets.

(a) The Company has good and marketable title to, or a valid leasehold interest in or a valid license for, free and clear of Liens, all assets used by the Company that are necessary for the Business as currently conducted and as presently proposed to be conducted;

(b) The assets used by the Company in connection with the Business are adequate to conduct the Business as currently conducted and as the Business is presently proposed to be conducted; and

(c) Each tangible asset is free from material defects (patent and latent), has been maintained in all material respects in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable in all material respects for the purposes for which it presently is used with respect to the Business and as the Business is presently proposed to be conducted.

4.18 Undisclosed Liabilities.

The Company does not have any Liability, and there is no basis for any present or future Proceeding against it giving rise to any Liability, except for (i) Liabilities set forth on the 2021 Financial Statements (or in any notes thereto), (ii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business and which are not, individually or in the aggregate, material in amount (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, environmental matter, infringement or violation of Law by the Company), (iii) Liabilities under this Agreement, and (iv) Members’ Expenses.

4.19 Notes and Accounts Receivable.

All notes and accounts receivable of the Company are reflected properly on the 2021 Financial Statements and the underlying books and records of the Company, are valid and undisputed receivables, are current, and are subject to no setoffs, counterclaims, or rebates. All notes and accounts receivable have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice. All accounts receivable reflected on the 2021 Financial Statements are collectible in full within 90 days after billing.

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4.20 Accounts Payable.

All of the accounts payable of the Company (a) arise from purchases actually made by or services actually performed for the Company, (b) have arisen from bona fide, arm’s length transactions in the Company’s ordinary course of business, (c) are properly reflected on the Financial Statements and other records of the Company, (d) are subject to no material set-offs, allowances, or rebates, and (e) constitute valid and enforceable claims against the Company. Since the Balance Sheet Date, the Company has paid its accounts payable in the ordinary course of business and has not slowed or accelerated any such payments.

4.21 Insurance.

Disclosure Schedule 4.21 sets forth each insurance policy to which the Company is a party, a named insured or otherwise the beneficiary of coverage. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable and in full force and effect, (b) the policy will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the Closing and the other transactions contemplated in connection with this Agreement or the other Transaction Documents without any further action being taken by the Company, (c) neither the Company nor any other party to the policy is in breach or default (including, without limitation, with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy, and (d) no party to the policy has repudiated any provision thereof. All premiums due on such insurance policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each insurance policy. The Company has been covered during the period of time since its formation by insurance which is in scope and amount customary and reasonable for the Business and sufficient under the Laws and Contracts under which the Company is bound. True and complete copies of such insurance policies and loss runs for each insurance policy from the last five years have been provided to Buyer.

4.22 Customers.

(a) Disclosure Schedule 4.22 lists each of (i) the top twenty five (25) advertising customers of the Company for calendar year 2021 (by dollar volume received from such customers) and the amount of consideration paid by such customers during such period, and (ii) the top twenty five (25) podcast customers of the Company for calendar year 2021 (by dollar volume received from such customers) and the amount of consideration paid by such customers during such period.

(b) Except as disclosed and qualified on Disclosure Schedules 4.9(b) and 4.22(b), no customer listed or supposed to be listed on Disclosure Schedule 4.22 (A) has stopped or materially decreased the rate of its usage of products or services of the Company, (B) has threatened to stop or materially decrease the rate of its usage of products or services of the Company, (C) has cancelled or threatened in writing to cancel any valid and existing customer Contract, whether oral or written, with the Company, (D) has an unresolved dispute with the Company, or (E) as a result of the transactions contemplated by this Agreement or the other Transaction Documents is reasonably likely to stop or materially decrease the rate of, its usage of products or services of the Company.

4.23 Books and Records.

The minute books of the Company have been made available to Buyer. At the Closing, all of those books and records will be in the possession of the Company.

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4.24 Bank Accounts.

Disclosure Schedule 4.24 lists each bank account (designating each authorized signatory and the level of each signatory’s authorization) of the Company.

4.25 Litigation.

Disclosure Schedule 4.25 lists all Actions or Proceedings to which the Company, any Member or any director, employee, manager, or officer of the Company, in his or her capacity as such, is or was a party concerning the Business of the Company that (a) currently is pending, (b) was settled or adjudicated within the past five years, (c) was settled and adjudicated more than five years ago, but with respect to the Company has unsatisfied any Liability, or (d) that are threatened. To the Members’ Knowledge, no event has occurred or circumstances exist that my give rise to, or serve as a basis for, any such Action or Proceeding. There is no Action against any current or former member, manager, or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation. No matter disclosed on Disclosure Schedule 4.25, if decided or settled unfavorably to the Company, could prevent or adversely affect the consummation of the transactions contemplated under this Agreement, result in any transactions contemplated under this Agreement being declared unlawful or rescinded or have a Material Adverse Effect.

4.26 Company Broker. The Company has no broker for this proposed transaction. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement and the other Transaction Documents based on any arrangement or agreement made by or on behalf of the Company.

4.27 Selah Marketing. Except as set forth in Disclosure Schedule 4.27, Selah Marketing does not conduct any business activities or operations and does not hold or use any assets.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

 As a material inducement to the Company and the Members to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer makes the representations and warranties set forth in this ARTICLE 5 with the intention that the Members rely on (and are justified in such reliance on) such representations and warranties.

5.1 Organization and Power.

Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Nevada. Buyer has full power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which Buyer is a party.

5.2 Authorization.

No Proceedings or Actions on the part of Buyer are necessary to approve and authorize Buyer’s execution and delivery of this Agreement or any Transaction Document to which Buyer is a party or the performance of Buyer’s obligations hereunder or thereunder. This Agreement constitutes, and each of the other Transaction Documents to which Buyer is a party will when executed constitute, a valid and binding obligation of Buyer, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency or other Laws affecting creditor’s rights generally and limitations on the availability of equitable remedies.

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5.3 Absence of Conflicts. Neither (x) the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer, nor (y) the consummation by Buyer of the transactions contemplated hereby or thereby:

(a) does or will (i) conflict with or result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, or (iv) give any third-party the right to terminate or to accelerate any obligation under, in each case under the provisions of any indenture, mortgage, loan agreement or other Contract to which Buyer is bound or by which it or any of its assets are affected, or

(b) without limiting clause (a) above, require any consent, approval, or authorization or exemption of or other action by or notice to or filing with any Governmental Entity or any other Person.

5.4 Financial Ability.

At the Closing, Buyer will have sufficient funds to permit it to consummate the transactions contemplated by this Agreement, including payment of the Estimated Closing Cash Purchase Price. Following the Closing, Buyer will have sufficient funds to permit it to pay the anticipated Post-Closing Payments.

5.5 Buyer’s Broker. Other than with respect to Wolfson Partners, LLC, there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement and the other Transaction Documents based on any arrangement or agreement made by or on behalf of Buyer. The Company and Members have no obligation or responsibility to pay Wolfson Partners, LLC’s commissions or fees.

5.6 Solvency.

Assuming the accuracy of the Company’s representations in ARTICLE 4, immediately after giving effect to the transactions contemplated hereby, Buyer will be solvent and will: (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of Purchaser. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE 6.
PRE-CLOSING COVENANTS

6.1 General.

During the period commencing on the date of this Agreement and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 2).

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6.2 Consents.

(a) During the Pre-Closing Period, the Members shall use commercially reasonable efforts to (i) provide any necessary or desirable notices to third parties, (ii) obtain, as promptly as practicable after the date of this Agreement, all third-party consents (including from Governmental Entities and advertiser and podcast customers) set forth in Disclosure Schedule 4.4 or necessary or desirable, (iii) make all filings with Governmental Entities necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement, and (iv) obtain any other consents required by Section 2.2(a)(v).

(b) If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, each Member shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval, or authorization as promptly thereafter as practicable.

6.3 Access.

During the Pre-Closing Period, the Members shall provide Buyer and its Representatives: (a) reasonable access to the Company’s employees (including for the purposes of employee meetings, onboarding, hiring, and explanations of benefits), accountants, lenders, attorneys, insurers and other third-party representatives engaged with respect to the Business, (b) reasonable access to the Members’ and the Company’s Contracts, books and records, and other documents and information in each case relating to the Business, (c) copies of all such Contracts, books and records, and other documents and information relating to the Business as they may reasonably request, and (d) such additional financial, operating, and other data and information relating to the Business as they may reasonably request. The Company and the Members shall cooperate and assist, to the extent reasonably requested by Buyer and its Representatives, with Buyer’s investigation of the properties, assets, and financial condition of the Business; provided, however, that Buyer shall conduct any such investigation during normal business hours upon reasonable advance notice to the Members and the Company, as applicable, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company. Buyer shall submit or direct all requests for access under this Section 6.3 exclusively to the Members or such other individuals as the Members may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Members nor the Company is required to disclose any information to Buyer if such disclosure would, in the Members’ reasonable determination at the advice of counsel (x) jeopardize any attorney-client or other privilege, or (y) contravene any applicable Law, fiduciary duty, or binding agreement entered into prior to the date of this Agreement.

6.4 Conduct of Business.

During the Pre-Closing Period, except as (x) required by applicable Law, (y) expressly provided herein or (z) consented to in writing by Buyer (which consent Buyer shall not unreasonably withhold, delay, or condition), the Company and the Members shall:

(a) conduct the Business in the ordinary course of business and in substantially the same manner as the Business has been conducted prior to the date of this Agreement, including maintaining in full force and effect all insurance policies applicable to the Business or substantially equivalent replacements therefor;

(b) use their commercially reasonable efforts to preserve the current business organization of the Business, keep available the services of the Company’s current officers, employees and agents engaged in the Business, and maintain the relations and goodwill with all suppliers, customers, distributors, landlords, creditors, and other Persons having business relationships with the Business;

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(c) report periodically to Buyer concerning the status of the operations and finances of the Business;

(d) comply in all material respects with all obligations under Contracts relating to the Business;

(e) maintain all books and records relating to the Business in the ordinary course of business;

(f) make no material changes in management personnel of the Business, as a result of any action affirmatively taken by the Company with respect thereto;

(g) not adopt, amend, or terminate any Employee Benefit Plan unless required by applicable Law;

(h) not enter into any Tax closing agreement, surrender any right to claim a refund of Taxes, waive any statute of limitations regarding any Tax, agree to any extension of time regarding the assessment of any Tax deficiency, make any federal, state, local or foreign elections regarding Taxes or the treatment of any of the Members by any applicable Governmental Entity with regards to Taxes or take any other similar action relating to any Tax, if any of the foregoing in would have the effect of increasing the Tax Liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company,

(i) pay its Indebtedness, Taxes, Liabilities, and other obligations when due,

(j) maintain the properties and assets owned, operated, or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(k) maintain, defend, and protects its properties and assets from infringement or usurpation; (xii) comply in all material respects with all applicable Laws;

(l) not hire or offer employment to any individual with compensation in excess of $75,000;

(m) not increase compensation to any employee or consultant, except in the ordinary course of business;

(n) not purchase any properties or assets in excess of $50,000,

(o) not enter into any Contract for consideration in excess of $50,000 per annum,

(p) preserve and maintain all of its Permits; and

(q) not take or permit any action that would cause any of the changes, events, or conditions described in Section 4.6 to occur.

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6.5 Notice of Developments.

During the Pre-Closing Period, the Company and the Members shall promptly notify Buyer in writing of (a) any breach of or inaccuracy in any representation or warranty made by the Company or Members in this Agreement that would reasonably be expected to result in the failure of the condition in Section 2.2(a)(i), or (b) any event, change, or development occurring after the date of this Agreement that would (i) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) reasonably be expected to result in the failure of any of the conditions set forth in ARTICLE 2; provided, however, that any such notice or any additional disclosure related thereto has no effect (A) on the determination of the satisfaction of any conditions to the obligation of the other parties to consummate the transaction contemplated by this Agreement set forth in ARTICLE 2, (B) on the determination of the presence of a breach of any representation or warranty by the Company or the Members in this Agreement, (C) on Buyer Indemnitees’ rights to indemnification under this Agreement, or (D) as a waiver of any provision of this Agreement by Buyer. The Company shall promptly provide Buyer with such additional information in the Company’s possession as Buyer may reasonably request relating to any notice provided in accordance with the preceding sentence.

6.6 Employment Matters.

During the Pre-Closing Period, the Company and Buyer shall identify the employees of the Company (other than the Members) for whom Buyer desires written employment agreements and the Company and the Members shall use commercially reasonable efforts to assist AdvertiseCast or Buyer with respect to its or their efforts to secure employment agreements with each such identified employee.

6.7 Exclusivity.

(a) During the Pre-Closing Period, the Members shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Members shall immediately cease and cause to be terminated and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, or other business combination transaction involving the Company, (B) the issuance or acquisition of membership interests in the Company, or (C) the sale, lease, exchange, or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 6.7, the Members shall promptly (and in any event within three Business Days after receipt thereof by any Member or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The rights and remedies for noncompliance with this Section 6.7 include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer.

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6.8 Director and Officer Indemnification and Insurance. The Company shall purchase, prior to the Closing, at the sole expense of the Company (to be borne as a Members’ Expense), a “tail” policy providing employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance coverage (the “D&O Tail Insurance”) for a period of three years after the Closing Date in an amount and scope at least as favorable as the coverage applicable to those Persons who are covered by any of the Company’s employees’, fiduciaries’, trustees’, directors’ and officers’ liability insurance policies as of the date hereof or at the Closing (collectively, the “Company Indemnified Parties”), with respect to matters occurring prior to the Closing (including all Liabilities relating thereto, including court and attorney’s costs and expenses (collectively, “Company Indemnified Liabilities”)). From and after the Closing Date, the Company Indemnified Parties are entitled only to the coverage provided by the D&O Tail Insurance, and none of the Company, Buyer, or any of their respective Affiliates (as determined following the Closing) are under any obligation to indemnify, advance expenses, defend or hold harmless any Company Indemnified Party against any Company Indemnified Liabilities not covered by the D&O Tail Insurance. This Section does not cover or exclude Buyer from its obligation to defend and indemnify the Members from any claims, suits, damages, or other matters related to events that occur or accrue after the Closing Date and Buyer has taken over the Company’s operations and the Purchased Interests.

ARTICLE 7.
OTHER COVENANTS

7.1 Press Releases and Announcements.

No Party may make any press release or other public announcement of or with respect to this Agreement or the other Transaction Documents or any of the transactions contemplated hereunder or thereunder without the other Parties’ prior written consent, which other Party shall not unreasonably withhold, condition, or delay, except as compelled by judicial or administrative process or by other requirements of Law. To the extent compelled by Law, the Parties may review any report, statement or release prior to its publication and reasonably consult with the other Parties with respect to the content thereof.

7.2 Further Transfers.

Each Party shall execute and deliver such further instruments of transfer, instruments, conveyances, assurances, and take such additional actions as any other Party may reasonably request to effect, consummate, confirm, or evidence the transactions contemplated by this Agreement and the other Transaction Documents.

7.3 Confidentiality.

(a) Confidentiality. Each Member shall treat and hold as confidential all Confidential Information and shall refrain from using any Confidential Information except as necessary to the consummate the closing of the transactions contemplated by this Agreement and the other Transaction Documents and/or as needed for Members’ Tax filings and any Tax, legal, and/or financial planning purposes or obligations. Except as set forth in the prior sentence, Members will deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of Confidential Information which are in such Member’s possession or under such Member’s control. In the event that such Member is compelled by Law to disclose Confidential Information or the fact that Confidential Information has been made available to such Member by the Company, such Member agrees that such Member will provide the Company with prompt written notice of such request, to the extent such notice can be given, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If a protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this Agreement, such Member agrees that such Member will furnish only that portion of Confidential Information and other information that is legally required and that such Member will use such Member’s best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of Confidential Information and other information that is being disclosed.

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(b) Non‑Disparagement. Each of Buyer, on one hand, and each Member, on the other hand, shall not disparage the other Party or the Company or any of their respective goods or services. The provisions of this paragraph shall not apply to any truthful testimony or deposition.

(c) Remedy for Breach. If a Party breaches this Section 7.3, monetary damages may be inadequate, and the other Party may have no adequate remedy at Law. Accordingly, the non-breaching Party and its successors or assigns may, in addition to any other rights and remedies existing in their favor, enforce their rights and such other Party’s obligations hereunder by an action or actions for specific performance, injunctive, or other relief.

7.4 Cooperation and Proceedings.

After the Closing, each Member shall reasonably cooperate with Buyer and its counsel and make itself and its Representatives available to Buyer and the Company in connection with the institution or defense of any Proceeding (as applicable), whether existing, threatened, or anticipated, involving or relating to the transactions contemplated hereunder or under any other Transaction Document, including, without limitation, providing testimony, records and other information; provided that all costs and expenses are advanced and otherwise promptly reimbursed by Buyer and such Member is reasonably compensated at an agreed to hourly rate.

7.5 Release.

(a) Except as expressly provided in Section 7.5(e) below, each Member on behalf of itself or himself or herself and any Person who may be bound by it or him or her (collectively, the “Releasing Parties”), releases the Company and each of its officers, directors, members, managers, shareholders, Affiliates, Subsidiaries, Representatives, agents, attorneys, employees, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, controversies, Actions, cross‑claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or Liabilities of any nature whatsoever in Law or in equity, both past and present (from the beginning of the world up to the effective time of the Closing on the Closing Date) and whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, or claimed against any of its, his or her Released Parties which such Releasing Party, or any officer, director, manager, trustee, spouse, heir, executor, administrator, successor or assign of such Releasing Party, has or may have, which arise out of or result from their ownership and operation of, or their employment by, the Company, any Affiliate of such Member, or any predecessor thereto, or the conduct of the Business, up to the effective time of the Closing on the Closing Date, whether arising under any Law or public policy, contract or tort, or under common law or any claim for breach of contract, infliction of emotional distress, defamation, or any claim for costs, fees or other expenses, including, without limitation, reasonable attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as such Releasing Party’s “Released Claims”).

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(b) Each Releasing Party represents that he, she, or it has made no assignment or transfer of any Released Claim and agrees to indemnify and hold harmless the Released Parties from and against any and all Losses arising from or in any way related to any such assignment. Each Releasing Party acknowledges and intends that his, her or its execution and delivery of this release is effective as a bar to each and every one of the Released Claims and expressly consents and agrees that this release be given full force and effect according to each and all of its express terms and provisions, including, without limitation, those relating to unknown and unsuspected Released Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Released Claims), if any, as well as those relating to any other Released Claims hereinabove mentioned or implied.

(c) Each Releasing Party hereby covenants not to sue or to institute or cause to be instituted any Action in any federal, state, or local agency or any court or other tribunal against the Released Parties that is related directly or indirectly to any of the matters released in this Section 7.5. If any Releasing Party sues or otherwise institutes any such Action, the Parties intend that the applicable agency, court, or tribunal dismiss that Action upon presentation of this Agreement to the applicable agency, court, or tribunal.

(d) Each Releasing Party agrees that if he, she, or it violates any provision of this Agreement, such Releasing Party shall pay all costs and expenses of defending against any related or resulting suit or other Proceeding incurred by his, her or its Released Parties, including, without limitation, reasonable attorneys’ fees.

(e) Notwithstanding the release provided in this Section 7.5, nothing herein impairs the rights and obligations under, or prevent the Releasing Party from asserting any claim against any Released Party that such Releasing Party may have, if any, arising (i) under this Agreement or any other Transaction Document, or (ii) from compensation earned but not paid to such Member since the end of the last payroll period.

7.6 Covenant Not to Use Name.

Following the Closing, each Member agrees that it will not include or use the names or trademarks “PAR” or “Podcast Ad Reps” or any derivative thereof or any name or trademark confusingly similar thereto as the name of any Person other than the Company, on any advertising, logo or assets or otherwise use or assign any rights such Member may have in such names or trademarks to any Person without Buyer’s prior written consent, except in connection with such Member’s continued employment with the Company after Closing.

7.7 Record Retention.

Subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless under a joint defense or similar agreement), solely for the purposes of (i) complying with Section 9.1, or (ii) allowing the Members to defend a Third-Party Claim under Section 10.5, Buyer shall provide the Members with reasonable access, during normal business hours and upon reasonable prior written notice, to the applicable Contracts, books and records, and other documents and information in each case relating to the Business pertaining or relating to the period on or before the Closing Date.

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ARTICLE 8.
INTENTIONALLY OMITTED

[Intentionally omitted]

ARTICLE 9.
TAX MATTERS

9.1 Tax Matters.

The following provisions will govern the allocation of responsibility as between Buyer, on the one hand, and the Members, on the other hand, for certain Tax matters following the Closing Date:

(a) Pre-Closing Taxes. Each Member shall, jointly and severally, be responsible for, shall pay, and shall indemnify, defend, and hold harmless each Tax Indemnitee against Losses resulting from any Pre-Closing Taxes, except to the extent any such Tax is taken into account in (i.e., increases) Closing Indebtedness and thus actually reduces the Purchase Price on a full dollar basis.

(b) Payments; Survival; Limitations. Each Member, jointly and severally, shall promptly pay in full any amount due under Section 9.1(a) and/or Section 9.1(d) to the Tax Indemnitee in immediately available funds at least (i) five days before the due date of the Taxes to which such payment relates or (ii) five days following Buyer’s demand for such payment, whichever is later.

(c) Straddle Period. For purposes of this Agreement, in the case of any Taxable period of the Company that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any ad valorem property Taxes of the Company for the Straddle Period which relates to the Pre‑Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period on or before the Closing Date and the denominator of which is the total number of days in such Straddle Period, and the amount of any other Taxes of the Company for a Straddle Period which relates to the Pre‑Closing Tax Period will be determined based on an interim closing of the books as of the end of the Closing Date.

(d) Responsibility for Filing Tax Returns. The Members shall prepare or cause to be prepared and timely filed all Tax Returns of the Company for any taxable periods which end on or before the Closing Date (including the final federal, state, and local partnership Tax Returns of the Company for the tax period ending on the Closing Date), which are required to be filed after the Closing Date, in a manner consistent with past practice of the Company and (in any event) applicable Law, provided that, the Members shall submit a draft of such Tax Returns to Buyer at least 30 days prior to the due date (with extensions) of such Tax Return and if, within five Business Days of Buyer’s receipt of such draft, Buyer notifies the Members of Buyer’s disagreement with such draft, then the Members shall either incorporate Buyer’s comments to such Tax Return prior to its filing or promptly notify Buyer of the Members’ disagreement with such comments, in which (latter) case, the Parties shall submit such disagreement to the Neutral Accountant for resolution under the procedures of Section 1.3(c), mutatis mutandis; provided further that, if any such disagreement is not resolved in time for such Tax Return practicably to be modified before the due date (taking into account applicable extensions) of such Tax Return, then the Members shall file such Tax Return (i) in the manner that the Members deem correct, to the extent such Tax Return is executed by a Member on behalf of the Company or, (ii) in the manner mutually agreed upon by Buyer and an accounting firm appointed by the Members, if such Tax Return requires the signature of any officer or agent of Buyer, or any officer or agent of the Company appointed by Buyer, subject in either case to the filing of an amended Tax Return following (and as necessary to comport with) the foregoing resolution by the Neutral Accountant or Buyer and the Members. Buyer shall prepare or cause to be prepared, and timely file, or cause to be timely filed, all other Tax Returns for the Company required to be filed after the Closing Date. Each Member, jointly and severally, shall pay to Buyer, under Section 9.1(b), the amount of any Taxes due with or in respect of any Tax Return prepared under this Section 9.1(d) to the extent such Taxes relate to a Pre-Closing Tax Period, and Buyer shall pay the amount of any Taxes due with or in respect of any Tax Return prepared under this Section 9.1(d) to the extent such Taxes relate to a post-Closing Tax period, determined under Section 9.1(c).

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(e) Tax Treatment. The Parties acknowledge and agree that, for U.S. federal income, and to the extent applicable, state and local, Tax purposes the purchase of the Purchased Interests by Buyer is intended to be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2). In accordance with such treatment, it is intended that (i) the Company shall terminate under Section 708(b)(1) of the Code in connection with Buyer’s acquisition of the Membership Interests, (ii) for purposes of classifying the transaction by Buyer, the Company is deemed to have made a liquidating distribution of all of its assets to the Members and Buyer is deemed to acquire, by purchase, all of the assets formerly held by the Company, and (iii) for purposes of classifying the transaction by the Members, each Member must report gain or loss, if any, resulting from the sale of its Membership Interest in accordance with Section 741 of the Code. Each of Buyer and the Members shall prepare and timely file all relevant Tax Returns on a basis consistent with the foregoing and shall take no inconsistent position on any Tax Return, in any audit or similar Proceeding relating to Taxes before any Governmental Entity or otherwise, except to the extent otherwise required by a determination within the meaning of Section 1313(a) of the Code.

(f) Purchase Price Allocation. The Parties shall allocate an amount equal to the payments made to the Members in accordance with Section 1.2, and the expenses and Liabilities of the Company deemed assumed by Buyer, among the Company’s assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). Buyer shall use its commercially reasonable best efforts to prepare and deliver a draft of the Allocation Schedule to the Members within 60 days following the final determination of the Closing Date Statement in accordance with Section 1.3. If the Members notifies Buyer in writing that the Members objects to one or more items reflected in the Allocation Schedule within 30 days after delivery of the draft Allocation Schedule by Buyer, it shall notify Buyer and the Members and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Members and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days following the delivery of the objection notice, the Neutral Accountant shall resolve such dispute. The Members and Buyer shall bear equally the fees and expenses of such accounting firm. Buyer, the Company, and the Members shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. The Parties shall allocate any adjustments to the payments made to the Members under Section 1.2 and Section 1.3 in a manner consistent with the Allocation Schedule.

(g) Cooperation on Tax Matters. Each Party hereto will, and shall cause its Subsidiaries and Affiliates to, provide to each of the other Parties hereto such cooperation and information as any of them reasonably may request in preparing and filing any Tax Return, determining a Liability for Taxes or in conducting any audit or other Proceeding in respect of Taxes. Such cooperation and information includes, without limitation, providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such Party may possess. Each Member shall turn over to Buyer all Tax Returns, schedules and work papers, and all material records and other documents of the Company, in its or his possession and not previously delivered to Buyer, relating to Taxes of the Company.

(h) Tax Sharing Agreements. The Company shall terminate all Tax sharing agreements or similar agreements and powers of attorney with respect to or involving the Company as of the Closing Date and as a result of such termination, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(i) Certain Taxes and Fees. The Members shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including, without limitation, any penalties and interest, but excluding, for the avoidance of doubt, any Taxes based on or measured by income or gain) incurred in connection with consummation of the transactions contemplated by this Agreement, when due, and Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges (the Members shall bear the costs of which filings).

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(j) Tax Contests. Whenever any Taxing Authority initiates an audit of, asserts a claim for, proposes to assess or adjust, or otherwise disputes the amount of, any Tax of the Company for a taxable period ending on or before the Closing Date (a “Tax Contest”), Buyer shall so notify the Members; provided, that Buyer’s failure to do so does not affect any obligation of Members, jointly and severally, to indemnify Buyer against any Taxes except to the extent that the Members’ ability to contest such Tax is actually prejudiced by such failure. The Members may, at the Members’ expense, participate in, and, upon written notice to Buyer (a “Defense Notice”), assume the defense of any Tax Contest relating solely to income Taxes for which the Members are responsible under this Agreement, provided that (i) the Members provide such written notice within ten days after becoming aware of the commencement of any Tax Contest, (ii) the defense of such Tax Contest can be conducted separately from the defense of any Proceedings for which the Members are not responsible pursuant to this Agreement, (iii) counsel engaged by the Members is reasonably acceptable to Buyer, (iv) the Members shall thereafter regularly consult with Buyer and keep Buyer informed of any material developments with respect to such Tax Contest and, (v) the Members shall not, without Buyer’s prior written consent (which Buyer shall not unreasonably withhold, delay or condition), agree to any settlement, or appeal any adverse determination, with respect to any Tax Contest (each such Tax Consent assumed by the Members, a “Member Tax Proceeding”, and any other Tax Contest, a “Buyer Tax Proceeding”). Buyer shall have the right (but not the duty) to participate in the defense of any Member Tax Proceeding and to employ counsel, at its own expense, separate from the counsel employed by the Members in such Member Tax Proceeding. Buyer shall retain sole and exclusive control over any Buyer Tax Proceeding. The Members’ delivery of a Defense Notice shall constitute an acceptance of its obligation hereunder to indemnify Buyer with respect to all Losses, if any, resulting from the subject Tax Contest.

(k) Push-Out Election. For any Tax period (or portion thereof) ending on or prior to the Closing Date, if the Company receives a partnership adjustment to income from the IRS (or any other equivalent state, local, or foreign tax authority), the Members hereby consent to and agree that the Company shall make a “push out” election pursuant to Section 6226 of the Code (or equivalent election, if available, under state, local, or foreign law) such that the equity holders of the Company that were partners in the “reviewed year” include in income their allocable portion of the applicable partnership adjustment rather than the Company paying any Tax related to such partnership adjustment.

ARTICLE 10.
INDEMNIFICATION

10.1 Survival. All representations, warranties, covenants, and other agreements contained in this Agreement, or other Transaction Document, any Schedule, any Exhibit, or any other certificate, document or other writing delivered in connection with this Agreement or other Transaction Document survive the Closing as follows:

(a) Except as otherwise explicitly set forth herein, none of the covenants or other agreements contained in this Agreement survives the Closing other than those which by their terms contemplate performance after the Closing, and each such surviving covenant and agreement survive the Closing for the period contemplated by its terms.

(b) All Fundamental Representations survive for the applicable statute of limitations plus 60 days.

(c) All Standard Representations survive the Closing until 12 months after the Closing Date.

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10.2 Indemnification by Members.

(a) Each Member shall indemnify, defend, save, and hold harmless from and against, and pay on behalf of and reimburse as and when incurred, Buyer, the Company, and each of their respective Affiliates, Subsidiaries, employees, agents, Representatives, heirs, successors, and assigns (the “Buyer Indemnitees”) for, any and all Losses resulting from, arising out of, or incurred by any Buyer Indemnitees in connection with, or otherwise relating to:

(i) the inaccuracy of any representation, warranty, or other statement by a Member or the Company contained in this Agreement, or any other Transaction Document, any Schedule, any Exhibit or any other certificate, document, or other writing delivered in connection with this Agreement or other Transaction Document;

(ii) any breach of any covenant or other agreement by a Member contained in this Agreement or any other Transaction Document, any Schedule, any Exhibit or any other certificate, document, or other writing delivered in connection with this Agreement or other Transaction Document;

(iii) any Members’ Expenses or Indebtedness outstanding as of Closing to the extent not deducted from the Closing Cash Purchase Price;

(iv) any claims related to fraud or intentional misrepresentation or criminal activity of a Member or any Representative of any Member (in each case, as such fraud or intentional misrepresentation or criminal activity relates to the Business, assets or operations of the Company or the transactions contemplated under this Agreement);

(v) the enforcement by the Buyer Indemnitees of their indemnification rights under this Agreement;

(vi) Selah Marketing and the Selah Marketing Assignment; and

(vii) any COVID-19 Financial Assistance Program (or any audit thereof).

provided, that this Section 10.2 does not apply with respect to any Loss relating to Taxes to the extent that indemnification payments for such Loss have been made under Section 9.1. Once the amount of, and liability for, a Loss is agreed to in writing by the Indemnitor or finally adjudicated to be payable under this ARTICLE 10, the Indemnitor shall satisfy (or take all required action to cause any applicable Person to satisfy) its obligations within five Business Days of the agreement of the Indemnitor, or the final, non-appealable adjudication, by wire transfer of immediately available funds (subject, in all cases, to this ARTICLE 10).

(b) No Member is liable for any Loss or Losses for claims made under Section 10.2(a)(i) (“Buyer Warranty Losses”) (other than with respect to Fundamental Representations and any Tax Representations) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitee exceed $25,000 (the “Basket”), in which event the Members, jointly and severally, are liable for all Buyer Warranty Losses in excess of the Basket; provided, further, that no Member will have any Liability for any Loss for claims made under Section 10.2(a)(i) to the extent that the aggregate amount of all Buyer Warranty Losses exceeds the Closing Cash Purchase Price (the “Cap”). For the avoidance of any doubt, the Cap does not in any manner apply with respect to Fundamental Representations, Tax Representations, any claims relating to Sections 10.2(a)(ii)-(iv), or any claims arising from fraud or willful misconduct.

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(c) Once the amount of, and liability for, a Loss is agreed to in writing by the Members or finally adjudicated to be payable by the Members under this ARTICLE 10, such amounts (except with respect to fraud or willful misconduct) will be paid (i) first out of such Indemnity Escrow Amount account established under the Escrow Agreement, (ii) to the extent such Buyer Warranty Losses exceed the Indemnity Escrow Amount funds, only then, directly by the Members under payment instructions provided by Buyer.

10.3 Indemnification by Buyer.

(a) Buyer shall indemnify, defend, save, and hold harmless from and against, and pay on behalf of and reimburse as and when incurred, each Member, his or its Affiliates and their respective Related Persons, employees, agents, Representatives, successors, heirs, and assigns (the “Member Indemnitees”) for, any and all Losses resulting from, arising out of, or incurred by any Member Indemnitees in connection with, or otherwise relating to:

(i) the inaccuracy of any representation, warranty or other statement by Buyer contained in this Agreement or any other Transaction Document, any Schedule, any Exhibit, or any other certificate, document, or other writing delivered in connection with this Agreement or other Transaction Document;

(ii) any breach of any covenant or other agreement by Buyer contained in this Agreement or any other Transaction Document, any Schedule, any Exhibit, or any other certificate, document, or other writing delivered in connection with this Agreement or other Transaction Document;

(iii) any Taxes relating to the Company claimed as owing in respect to periods from and after the Closing Date;

(iv) the enforcement by the Member Indemnitees of their indemnification rights under this Agreement; and

(v) Buyer’s operation, ownership, or control of the Company after the Closing, but only to the extent that a Member incurs Losses, damages, and/or defense costs resulting from Third-Party Claims.

10.4 Time Limitations.

(a) No Member is liable under Section 10.2 with respect to a breach of a Fundamental Representation or Standard Representation, unless the Buyer Indemnitee notifies such Member of a claim (specifying the factual basis of the claim in reasonable detail to the extent known by such Buyer Indemnitee) on or before the expiration date of the applicable survival period set forth in Section 10.1 that relates to the alleged breached representation or warranty in question.

(b) Buyer is not liable under Section 10.3 with respect to a breach of a Standard Representation unless the Member Indemnitee notifies Buyer of a claim (specifying the factual basis of the claim in reasonable detail to the extent known by such Member Indemnitee) on or before the expiration date of the applicable survival period set forth in Section 10.1 that relates to the alleged breached representation or warranty in question.

(c) Notwithstanding the foregoing, claims asserted in good faith prior to the expiration date of the applicable survival period are not barred by such expiration and survive until finally resolved.

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10.5 Indemnification Procedures for Third-Party Claims.

(a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third-party in respect of which indemnity may be sought under the provisions of this ARTICLE 10 (“Third-Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing (“Notice of Claim”) of such Third-Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any Liability it may have to the Indemnitee, except and only to the extent that such failure to delay causes actual harm to the Indemnitor with respect to such Third-Party Claim. The Indemnitee shall set forth in the Notice of Claim the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate is not conclusive of the final amount of such Losses) and a description of the basis for such Third-Party Claim.

(b) Subject to the further provisions of this Section 10.5, the Indemnitor has 10 days (or less if the nature of the Third-Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third-Party Defense”). Any Indemnitee may employ separate counsel in any such Third-Party Defense and to participate therein, but the fees and expenses of such counsel are not at the expense of the Indemnitor unless (A) the Indemnitor failed, within the time after having been notified by the Indemnitee of the existence of the Third-Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third-Party Claim, or (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor.

(c) The Indemnitor is not entitled to assume the Third-Party Defense if:

(i) the Third-Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief (except where non‑monetary relief is merely incidental to a primary claim or claims for monetary damages);

(ii) the Third-Party Claim relates to or arises in connection with any criminal Proceeding, indictment or allegation;

(iii) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third-Party Claim;

(iv) the Indemnitor has failed or is failing to vigorously prosecute or defend such Third-Party Claim; or

(v) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third-Party Defense and provide indemnification under the provisions of this Agreement.

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(d) If by reason of the Third-Party Claim a Lien, attachment, garnishment, or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third-Party Defense, must furnish a reasonably satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, or execution.

(e) If the Indemnitor assumes a Third-Party Defense, it will take all steps reasonably necessary in the defense, prosecution, or settlement of such claim. The Indemnitor will not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitee, except if the Indemnitor acknowledges its indemnification obligation in respect to such settled claim in writing to the Indemnitee and sets aside monies to satisfy such claim. The Indemnitor shall conduct the defense of the Third-Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third-Party Claim. So long as the Indemnitor is reasonably conducting the Third-Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee may pay or settle any such Third-Party Claim; provided that in such event shall it waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor has consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third-Party Defense in good faith, the Indemnitee may consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor, and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

(f) If (i) an Indemnitee gives Notice of Claim to the Indemnitor, and the Indemnitor fails or elects not to assume a Third-Party Defense which the Indemnitor had the right to assume under this Section 10.5, or (ii) the Indemnitor is not entitled to assume the Third-Party Defense under this Section 10.5, the Indemnitee may, with counsel of its choice, to defend, conduct and control the Third-Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third-Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third-Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim on such terms as it may deem appropriate. Notwithstanding any provision to the contrary, in connection with any Third-Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this ARTICLE 10 with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third-Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(g) Each Party shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third-Party Defense, including, without limitation, attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each Party shall use its best efforts, in respect of any Third-Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney‑client and work‑product privileges.

10.6 Indemnification Procedures for Non‑Third-Party Claims.

In the event of a claim that does not involve a Third-Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Indemnitee shall set forth in the Notice of Claim the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor has 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give written notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

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10.7 Contingent Claims.

Nothing herein prevents an Indemnitee from making a good faith claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible, and the Indemnitee has reasonable grounds (which Indemnitee shall set forth in the Notice of Claim) to believe that such a claim may be made.

10.8 Effect of Investigation;

Waiver. An Indemnitee’s right to indemnification, payment, reimbursement or other remedies based upon any representation, warranty, covenant or agreement of the Indemnitor will not be affected by any investigation (including, without limitation, any environmental investigation or assessment) conducted, any knowledge acquired at any time (whether obtained prior to or after the Closing Date), or any waiver by the Indemnitee of any condition, with respect to the accuracy or inaccuracy of any representation or warranty of, or compliance with, such representation, warranty, covenant or agreement. Such representations, warranties, covenants, and agreements are not affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. The representations and warranties and indemnification rights associated therewith are meant to allocate risk among the Parties, and, therefore, any investigation by such Party is for its own protection only and does not affect or impair any right or remedy hereunder. If a Member is required to indemnify or otherwise make payments for Liabilities or Losses incurred under this Agreement, the Company has no Liability or obligation to indemnify, save, or hold harmless or otherwise pay, reimburse, or make thatMember whole for such indemnification or payments, Losses or Liabilities. If a Member is required to indemnify or otherwise make payments for Liabilities or Losses incurred under this Agreement, the Company has no obligation to provide contribution with respect to such indemnification or payments.

10.9 Treatment of Indemnification Payments.

Each Party to this Agreement will treat all payments made under this ARTICLE 10 as adjustments to the Purchase Price for all purposes.

10.10 Materiality.

For purposes of this ARTICLE 10, any determination of Losses, inaccuracy in or breach of any representation or warranty will be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representation or warranty.

10.11 Other Rights and Remedies Not Affected.

The indemnification rights under this ARTICLE 10 are independent of and in addition to such rights and remedies as the Parties may have under ARTICLE 12, at Law or in equity or otherwise for any misrepresentation or breach of warranty, or failure to fulfill any agreement or covenant contained in this Agreement on the part of any Party hereto, including, without limitation, the right to seek specific performance, recession or restitution, none of which rights or remedies is affected or diminished hereby.

10.12 Overlap.

To the extent that any obligation or responsibility under ARTICLE 12 may overlap or conflict with an obligation or responsibility under this ARTICLE 10, the provisions of this ARTICLE 10 governs.

10.13 Release of Claims Amounts and Indemnification Escrow Amount.

(a) Once a Loss is agreed to by the Indemnitor or otherwise finally determined to be payable under this ARTICLE 10 pursuant to a mutual agreement, court order, final judgment, or arbitration award, the Indemnitor shall satisfy its obligations within 15 Business Days of such final resolution. The Parties agree that should an Indemnitor not make full payment of any such obligations within such 15 Business Day period, any amount payable accrue interest from and including the date of the agreement of the Indemnitor or final resolution at the maximum interest rate under applicable Law. Such interest is calculated daily on the basis of a 365-day year.

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(b) On the 10th Business Day following the first anniversary of the Closing Date, Buyer and Members shall cause the Escrow Agent to (i) retain an amount, if any, equal to the amount of any claims for indemnification asserted in an Notice of Claim delivered under this ARTICLE 10 (including any Third-Party Claims) or any disputes under Section 9.1(j) that are not yet resolved or for which payment has not yet been made (an “Unresolved Claim”) and (ii) release any remaining Indemnification Escrow Amount net of such Unresolved Claims to: (a) first, any Party of any outstanding Losses owed by Members to Buyer payable from the Indemnification Escrow Account, and (b) second, the remaining amount (if any) of the Indemnification Escrow Account to Members. Upon the final resolution of any such Unresolved Claim under this ARTICLE 10 or Section 9.1(j), as applicable, the Parties shall cause the Escrow Agent to release the amount of the Indemnification Escrow Amount retained for such Unresolved Claim (to the extent not utilized to indemnify any Indemnitee) within five Business Days to (x) Indemnitee or Buyer, as applicable, an amount equal to any Unresolved Claim resolved in favor of such Indemnitee or Buyer, and (y) Members the amount equal to the balance of the Indemnification Escrow Account (to the extent positive) as of the date of such final resolution, provided, that if there are further Unresolved Claims at such time, the Escrow Agent shall not disburse funds that exceed an amount equal to the remaining Indemnification Escrow Account net of such further Unresolved Claims.

ARTICLE 11.
TERMINATION; EFFECT OF TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Members and Buyer;

(b) by the Members, if the Company and the Members are not then in material breach of any material term of this Agreement, upon written notice to Buyer if there occurs a material breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, which breach, in the absence of a cure, would cause any of the closing conditions set forth in Section 2.2 to not be satisfied prior to the Termination Date, provided, however, that such breach is either not capable of being cured or has not been cured within 30 days after the giving of notice thereof by the Members to Buyer;

(c) by Buyer, if Buyer is not then in a material breach of any material term of this Agreement, upon written notice to the Members if there occurs a material breach of any representation, warranty, covenant or agreement of the Members or the Company contained in this Agreement, which breach, in the absence of a cure, would cause any of the closing conditions set forth in Section 2.2 to not be satisfied prior to the Termination Date; provided, however, that such breach is either not capable of being cured or has not been cured within 30 days after the giving of notice thereof by Buyer to the Members;

(d) By either Buyer, on the one hand, or the Members, on the other hand, by written notice to the other in the event that:

(i) there is any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii) any Governmental Entity of competent jurisdiction issued an injunction or taken any other action (which injunction or action the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins, or otherwise prohibits the consummation of the transactions contemplated hereby, and such injunction has become final and non-appealable; or

(iii) the Closing has not occurred on or before June 30, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(e)(iii) is not available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

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11.2 Effective of Termination.

In the event of the valid termination of this Agreement under Section 11.1, this Agreement becomes null and void and have no effect, without any liability on the part of Buyer, the Company or the Members, and their respective directors, officers, employees, partners, managers, members, or stockholders, and all rights and obligations of any Party cease, except that (a) the agreements contained in Section 7.3, ARTICLE 10, this ARTICLE 11 and ARTICLE 12 survive the termination of this Agreement, and (b) no such termination relieves any Party of any liability for damages resulting from any fraud, willful misconduct or intentional misrepresentation by such Party of this Agreement prior to such termination, in which case the non-breaching Party is entitled to all rights and remedies available at Law or in equity.

ARTICLE 12.
MISCELLANEOUS

12.1 Amendment and Waiver.

This Agreement may be amended, or any provision of this Agreement may be waived; provided, that any such amendment or waiver is binding upon each Member only if set forth in a writing executed by such Member, and any such amendment or waiver is binding upon Buyer or the Company, as the case may be, only if set forth in a writing executed by Buyer or the Company, as the case may be. No course of dealing between or among the Parties modifies, amends, or discharges any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement and a waiver of any provision by any Party on one occasion does not constitute a waiver of the same or any other breach on a future occasion.

12.2 Notices.

Parties shall make all notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement in writing and such communications are deemed to have been given (a) when personally delivered or sent by reputable overnight express courier (charges prepaid) or (b) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, each Party shall send or email all notices, demands, and other communications to the Members, and Buyer to the addresses indicated below:

Notices to Members:

Rick Selah

3601 Turtle Creek Blvd #504

Dallas, TX 75219

Email: Rickselah@gmail.com

and:

Anthony Savelli

3229 Galahad Dr.

Dallas, TX 75229

Email: Anthonysavelli93@gmail.com

with a copy (which shall not constitute notice) to:

W. Ashton Randall III, Esq.

Email: arandall@rglaw.com

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Notices to Buyer:

Liberated Syndication, Inc.

5001 Baum Blvd., Suite #770

Pittsburgh PA 15213

Attention: Bradley M. Tirpak

Email: brad@libsyn.com

with a copy to (which does not constitute notice to Buyer):

Faegre Drinker Biddle & Reath LLP

1144 15th Street, Suite 3400

Denver, CO 80202

Attention: Jeffrey A. Sherman

Email: jeff.sherman@faegredrinker.com

12.3 Expenses.

Except as otherwise provided in this Agreement or the other Transaction Documents, (a) Buyer will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the other Transaction Documents and the consummation and performance of the transactions contemplated hereunder and thereunder, including, without limitation, all fees and expenses of its Representatives and (b) the Members, jointly and severally, will bear the respective fees and expenses incurred by the Company and any Member in connection with the preparation, negotiation, execution, and performance of this Agreement and the other Transaction Documents and the consummation and performance of the transactions contemplated hereunder and thereunder, including, without limitation, the Members’ Expenses and all fees and expenses of its Representatives.

12.4 Assignment and Successors.

(a) This Agreement and all of the provisions hereof are binding upon and inure to the benefit of Buyer and its successors and permitted assigns, on the one hand, and the Members and their legal representatives, on the other hand, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties, other than as set forth in Section 12.4(b). Any purported assignment of rights or delegation of obligations in violation of this Section 12.4 will be void.

(b) Buyer may, in its sole discretion, assign in whole or in part its rights and obligations under this Agreement to one or more of its Affiliates (provided, no such assignment relives Buyer of its obligations hereunder), and Buyer may, in its sole discretion, direct the Members to convey the Purchased Interests, in whole or in part, to one or more of its Affiliates, so long as Buyer continues to be bound by the terms hereof. Buyer may assign this Agreement and its rights and obligations hereunder, including, without limitation, its rights and obligations under any other Transaction Document, in whole or in part, in connection with a merger or consolidation involving Buyer or in connection with a sale of any equity interests or assets of Buyer or its Affiliates or other disposition of all or any portion of the Business. Buyer may assign any and all of its rights under this Agreement, including, without limitation, its rights to indemnification, to any of its lenders as collateral security.

12.5 No Waiver.

Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of other Transaction Document will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any other Transaction Document can be waived by a Party, in whole or in part, unless made in a writing signed by such Party, (b) a waiver given by a Party will only be applicable to the specific instance for which it is given, and (c) no notice to or demand on a Party will (i) waive or otherwise affect any obligation of that Party or (ii) affect the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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12.6 Severability.

Whenever possible, each provision of this Agreement is intended to be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be prohibited by or invalid, illegal, or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision is ineffective only to the extent of such prohibition or invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, the court is authorized to amend the Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

12.7 Further Assurances.

The Parties shall (a) execute and deliver to each other such other documents and (b) do such other acts and things as a Party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Transaction Documents and the transactions contemplated hereunder and thereunder.

12.8 Entire Agreement.

This Agreement and the other Transaction Documents contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way and any prior confidentiality agreements entered into by the Parties or their Affiliates.

12.9 Remedies Cumulative.

Except as otherwise expressly set forth in this Agreement, the rights and remedies of the Parties are cumulative (and not alternative) and are in addition to any other rights and remedies that the Parties might have at Law or in equity (including, without limitation, claims for breach of contract, fraud or intentional misrepresentation, criminal activity, federal and state securities Laws, deceptive practice acts, tort, federal and state statutory claims, and any other available remedies).

12.10 Counterparts; Electronic Signatures.

(a) This Agreement and the other Transaction Documents may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement or document, and will be effective when counterparts have been signed by each of the Parties and delivered to the other Parties.

(b) A manual signature on this Agreement or the other Transaction Documents or an image of which that has been transmitted electronically (including a PDF signature, or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), constitutes an original signature for all purposes. The delivery of copies of this Agreement or other documents to be delivered under this Agreement, including, without limitation, executed signature pages where required, by electronic transmission constitute effective delivery of this Agreement or such other Transaction Documents for all purposes.

12.11 Governing Law.

The Laws of the State of Nevada govern all questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules attached hereto, and the performance of the obligations imposed by this Agreement, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada. The prevailing party in any litigation related to this Agreement shall be entitled to its/their reasonable attorneys’ fees and costs.

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12.12 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY.

Each Party irrevocably submits to the exclusive jurisdiction of (a) the state courts in Clark County, Nevada and (b) the United States District Court for the District of Nevada, for the purposes of any Action arising out of this Agreement, the other Transaction Documents or any transaction contemplated hereunder or thereunder, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above is effective service of process for any Action in state or Federal court with respect to any matters to which it has submitted to jurisdiction in this Section 12.12. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

12.13 No Third-Party Beneficiaries.

Other than the Indemnitees and the Parties, their successors, legal representatives, heirs and permitted assigns, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a party to the Agreement.

12.14 Schedules.

The disclosure schedules dated as of the date of this Agreement and delivered to Buyer herewith by the Members (each, a “Disclosure Schedule” and together, the “Disclosure Schedules”) have been organized into sections and subsections that correlate to the sections and subsections of this Agreement and are hereby incorporated by reference into this Agreement and attached as Exhibit D.

12.15 Interpretation.

For purposes of this Agreement, (a) the word “or” is not exclusive, and (b) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: to the singular includes the plural and vice versa; to any Person includes such Person’s heirs, successors and assigns, if applicable, but only if such heirs, successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; to any pronoun includes the corresponding masculine, feminine and neuter forms; to a “copy” or “copies” of any document, instrument, or agreement means a copy or copies that are complete and correct; to all accounting terms will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP, except as otherwise set forth herein; to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; to a Contract, instrument or other document means such Contract, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; to a Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; to any section or other provision of any Law means that provision of such Law as from time to time in effect, including, without limitation, any amendment, modification, codification, replacement, or reenactment of such section or other provision; to a “day” or a number of “days” (without explicit reference to “Business Days”) means a calendar day or number of calendar days; and to “$” and dollars refers to United States currency unless otherwise specifically provided. The Parties intend that each representation, warranty, and covenant contained herein have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such Party has not breached does not detract from or mitigate the fact that such Party is in breach of the first representation, warranty, or covenant. When calculating the period of time before which, within which or following which, any act is to be done or step taken under this Agreement, the date that is the reference date in calculating such period will be excluded. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means the Party is legally obligated to do so under this Agreement. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party as having been drafted by it will not apply to any construction or interpretation of this Agreement. The Schedules and Exhibits referred to herein are integral parts of this Agreement to the same extent as if they were set forth verbatim herein. The headings and captions contained in this Agreement are for convenience of reference only and are not part of this Agreement and are not intended to be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows]

49

Signed:

BUYER:

LIBERATED SYNDICATION, INC.

By: /s/ Bradley Tirpak

Name: Bradley Tirpak

Title: Chief Executive Officer

COMPANY:

PODCAST AD REPS LLC

By: /s/ Rick Selah

Name: Rick Selah

Title: Managing Member/President

By: /s/ Anthony Savelli

Name: Anthony Savelli

Title: Managing Member/CRO

MEMBERS:

/s/ Rick Selah

Rick Selah

/s/ Anthony Savelli

Anthony Savelli

50

Schedule A

Member	Membership Interests	Percentage Interests
Rick Selah	50%	50%
Anthony Savelli	50%	50%
TOTAL	100.00%	100.00%

51

Schedule B

Earn-Out Methodologies

Appendix A

Definitions

For purposes of the Agreement, the following terms, when used herein with initial capital letters, have the respective meanings set forth herein:

“2019 Financial Statements” has the meaning set forth in Section 4.5(a).

“2020 Financial Statements” has the meaning set forth in Section 4.5(a).

“2021 Financial Statements” has the meaning set forth in Section 4.5(a).

“Acquisition Proposal” has the meaning set forth in Section 6.7(a).

“Action” means any claim, action, cause of action, suit, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at Law or in equity.

“AdvertiseCast” means AdvertiseCast LLC, a Wisconsin limited liability company.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 9.1(f).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Basket” has the meaning set forth in Section 10.2(b).

“Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other bonus, incentive compensation, profit-sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, deferred compensation, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit, welfare plan, or any other employee compensation or benefit plan (whether or not subject to ERISA), program, policy, practice, Contract or similar arrangement of any kind (whether qualified or nonqualified, effective or terminated, written or unwritten) that applies to current or former employees or directors (or their spouses or dependent children) of the Company and that the Company maintains, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any Liability or potential Liability, including, but not limited to Liability with respect to an ERISA Affiliate.

“Business” means the monetization of podcast publisher inventory via advertising sales.

“Business Days” means any day except Saturday, Sunday, or any other day on which commercial banks located in Nevada are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 10.2(a).

“Buyer SEC Documents” has the meaning set forth in Section 3.6(c).

“Buyer Stock” has the meaning set forth in Section 1.2(c).

“Buyer Tax Proceeding” has the meaning set forth in Section 9.1(j).

“Buyer Warranty Losses” has the meaning set forth in Section 10.2(b).

“Cap” has the meaning set forth in Section 10.2(b).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act.

“Cash on Hand” means all unrestricted cash (net of all outstanding or uncleared checks or other payments) of the Company.

“Closing” has the meaning set forth in Section 2.1.

 “Closing Cash Consideration” means the Five Million Dollar ($5,000,000) portion of the Purchase Price in relation to the Closing.

“Closing Cash Purchase Price” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Net Working Capital” means the sum of (a) the Current Assets, as of the Closing, less (b) the Current Liabilities, as of the Closing, each determined under the respective definitions of Current Assets and Current Liabilities, and subject to such definitions.

“Closing Date Statement” has the meaning set forth in Section 1.3(a).

“Closing Indebtedness” means (a) all Indebtedness of the Company, (b) all payroll liabilities of the Company, (c) compensation or benefits to employees, including pro-rata portions of any annual bonuses definitively earned and owed and not subject to further performance, (d) commissions due with respect to sales made, and (e) reimbursements due to employees or independent contractors for items including, but not limited to, vehicle mileage, home office expenses and the like, in each case, as of the Closing.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Health Plan” has the meaning set forth in Section 4.13(m).

“Company Indemnified Liabilities” has the meaning set forth in Section 6.8.

“Company Indemnified Parties” has the meaning set forth in Section 6.8.

“Company IT Systems” means the Software, computer systems, servers, hardware, network equipment, databases, websites, and other information technology systems that are used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company, whether owned, leased or licensed by the Company.

“Company Software” has the meaning set forth in Section 4.10(d).

“Confidential Information” means any information that belongs to the Company or that the Company has a right to use that has value to the Company and its Affiliates and is not generally known to its competitors, including, without limitation, client lists and information, design details, technical information and specifications, marketing techniques, plans and procedures, instruction manuals, know-how, trade secrets, information concerning market conditions, marketing and business information generally, scientific information, financial information, price policies and other material of whatever description regarding the products, services, affairs, businesses or method of carrying on business of the Company or its Affiliates.

“Contingent Payment Target” means $6.5 million of PAR Revenue.

“Contract” means any oral or written agreement, instrument, license, document, lease, commitment, understanding, arrangement, employee benefit or welfare plan or other business or commercial arrangement or commitment (in each case, including, without limitation, any extension, renewal, amendment, or other modification thereof) to which such Person is a party or by which such Person is bound.

“Contingent Payment” has the meaning set forth in Section 1.2(d).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic, or disease outbreaks.

“COVID-19 Financial Assistance Program” means any financial assistance program implemented by any Governmental Entity in connection with or in response to COVID-19 (including, for the avoidance of doubt, the interpretation or administration thereof by any Governmental Entity charged with the enforcement, interpretation or administration thereof), including the Families First Act, the CARES Act and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) and subsequent guidance issued in respect thereof, and any other similar or additional applicable Law, or administrative guidance intended to benefit taxpayers in response to COVID-19 and the associated economic downturn.

“COVID-19 PPP Loan” means a loan incurred under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by section 1102 of the CARES Act).

“Cumulative Host-Read Advertising” has the meaning set forth on Schedule B.

“Current Assets” means accounts receivable (less any reserves for bad debt determined in accordance with GAAP), but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred and other Tax assets and (c) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with GAAP applied using, so long as the following are in accordance with GAAP, the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, sales Taxes payable, other accrued Taxes, accrued expenses, credit card liabilities, accrued payroll liabilities, all other accrued or current liabilities and deferred revenues, determined in accordance with GAAP applied using, so long as the following are in accordance with GAAP, the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“D&O Tail Insurance” has the meaning set forth in Section 6.8.

“Data Compromise Event” means any unauthorized access, unauthorized acquisition, unauthorized use, or unauthorized disclosure, loss, or theft of Sensitive Data, including Personal Data (a) that constitutes a breach or a data security incident under any applicable Data Protection Laws or would trigger a notification or reporting requirement under any Contract or the PCI DSS, or (b) materially compromises (individually or in the aggregate) the security or privacy of such Sensitive Data, including Personal Data.

“Data Protection Laws” means all applicable industry standards concerning the privacy and security of Personal Data, including the Payment Card Industry Data Security Standard (“PCI DSS”) and any applicable Laws relating to privacy, data security and breach notification, including with respect to the collection, access, usage, disclosure, transfer, sharing, retention, destruction, disposal of or other processing of Personal Data, including the Federal Trade Commission Act (including but not limited to the Federal Trade Commission’s Safeguards Rule and Disposal Rule), the CAN-SPAM Act, Electronic Signatures in Global and National Commerce Act and any state electronic signature Laws, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act and other state privacy Laws, state social security number protection Laws, state data breach notification Laws, state data security Laws, state health information privacy Laws, the European Union General Data Protection Regulation (EU) 2016/679 and its predecessor the European Union Directive 95/46/EC and the individual data protection Laws of European or other foreign nations.

“Defense Notice” has the meaning set forth in Section 9.1(j).

“Disclosure Schedule(s)” has the meaning set forth in Section 12.14.

“Dispute Notice” has the meaning set forth in Section 1.3(a).

“Earn-Out Buyer Stock” has the meaning set forth in Section 1.4(a)(ii).

“Earn-Out Payment” has the meaning set forth in Section 1.2(e).

“Earn-Out Payment Date” has the meaning set forth in Section 1.4(a)(ii).

“Employee Pension Benefit Plan” means any “employee pension benefit plan” as such term is defined in ERISA Section 3(2).

“Employee Welfare Benefit Plan” means any “employee welfare benefit plan” as such term is defined in ERISA Section 3(1).

“Employment Agreements” means the employment agreement, consulting, employee lease or and restrictive covenant agreements, as applicable, entered into in connection with the transactions contemplated by this Agreement, including the Member Employment Agreements.

“Environmental and Safety Requirements” means all Laws and all obligations under any Contract, concerning occupational or public health and safety, worker health and safety, pollution, or protection of natural resources or the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, investigation, remediation or cleanup of Hazardous Substances, each as amended and as now or hereafter in effect. The term “Environmental and Safety Requirements” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Control Act, 42 U.S.C. § 6901 et seq., and all applicable analogous state or local statutes or ordinances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA, or that is a member of the same “controlled group” with the Company under Section 4001(a)(14) of ERISA.

“Escrow Agent” means City National Bank.

“Escrow Agreement” means the escrow agreement in the form of Exhibit A.

“Estimated Closing Cash Purchase Price” has the meaning set forth in Section 1.2(b).

“Estimated Closing Statement” has the meaning set forth in Section 1.2(b).

“Exclusive Contract” means a Contract under which a publisher and the Company agree that the Company will be such publisher’s exclusive sales firm for advertising for at least one year.

“FCPA” has the meaning set forth in Section 4.15(d).

“FFCR Act” means the Families First Coronavirus Response Act.

“Final Adjustment Amount” has the meaning set forth in Section 1.3(a).

“Final Closing Cash Purchase Price” has the meaning set forth in Section 1.3(b).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Fundamental Representations” means those representations and warranties set forth in Sections 3.1 (Organization and Authority), 3.2 (Absence of Conflicts), 3.3 (Ownership of Membership Interests), 3.4 (Members’ Brokers), 4.1 (Organization and Power), 4.2 (Authorization), 4.3 (Capitalization; Subsidiaries), 4.4 (Absence of Conflicts), 4.5(c) (paragraph relating to PPP Loans), 4.8 (Tax Matters), 4.10 (Intellectual Property), 4.13 (Employee Benefit Plans), 4.26 (Company Broker), and 4.27 (Selah Marketing).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any government, agency, governmental department, commission, board, bureau, court, arbitration panel or instrumentality of the United States of America or any foreign government or any state, municipality or other political subdivision in or of any of the foregoing (whether now or hereafter constituted and/or existing) and any court, agency, instrumentality, regulatory commission or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substances” means (a) any hazardous waste as defined by 42 U.S.C. § 6903(5), (b) any hazardous substance as defined by 42 U.S.C. § 9601(14), (c) any pollutant or contaminant as defined by 42 U.S.C. § 9601(33), (d) any material, substance, waste, product, chemical, derivative, compound, mixture, solid, liquid, mineral, gas, pollutant, or contaminant, in each case, whether naturally occurring or manmade, that presents a risk to human health or the environment or is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental and Safety Requirements, or is otherwise governed, defined, regulated, or for which liability or standards of conduct may be imposed under any Environmental and Safety Requirements, or (e) petroleum (including crude oil or any fraction thereof), petroleum product, asbestos in any form, urea formaldehyde insulation, lead or lead-containing materials, polychlorinated biphenyls, radon, mold, chlorofluorocarbons, and all other ozone-depleting substances, radioactive materials or wastes, and perfluoroalkyl and polyfluoroalkyl substances.

“Healthcare Reform Laws” has the meaning set forth in Section 4.13(m).

“Incidents” has the meaning set forth in Section 4.10(f).

“Indebtedness” of any Person, means, without duplication, the sum of (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Date Net Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (g) all payroll Taxes arising as a result of the transactions contemplated by this Agreement and all payroll Taxes deferred under the CARES Act, FFCR Act, federal executive order or otherwise, (h) employee commissions and bonuses accrued during the period prior to the Closing, (i) guarantees made by the Company on behalf of any third-party in respect of obligations of the kind referred to in the foregoing clauses (a) through (h), and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor under the provisions of this Agreement.

“Indemnitor” means any Party from which any Indemnitee is seeking indemnification under the provisions of this Agreement.

“Indemnity Escrow Account” has the meaning set forth in Section 1.2(f).

“Indemnity Escrow Amount” has the meaning set forth in Section 1.2(f).

“Intellectual Property” means all rights or interests, whether as an owner, licensor, licensee or otherwise, along with all income, royalties, damages and payments due or payable at the Closing Date or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights or interests that, now or hereafter, may be secured throughout the world: (a) patents, patent applications, patent disclosures, inventions, industrial designs and models (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, together with all translations, adaptations, derivations, and combinations, including, without limitation, all goodwill associated therewith, (c) copyrights, registered or unregistered, database rights and works of authorship, (d) mask works, (e) rights of publicity and privacy relating to the use of names, likenesses, voices, signatures and biographical information of natural persons, (f) all registrations, applications and renewals for any of the foregoing, (g) trade secrets, know-how and Confidential Information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing information and plans, and customer and supplier lists, pricing and cost information, and related information), (h) software, all rights with respect to computer software and software systems (including, without limitation, data, data compilations, codes, annotations, databases and related documentation), (i) websites, including, without limitation, public and non-public websites, intranet sites and FTP sites, (j) other proprietary rights, (k) rights of personality used in the Business, (l) licenses, license agreements, coexistence agreements, consent agreements, agreements to assign or other agreements to or from third parties regarding the foregoing, (m) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 4.10(a), (n) all internet domain names, social media accounts or user names (including “handles”) and all content and data thereon or relating thereto, telephone numbers, and telephone directory listing, and (o) all moral rights or rights of attribution or integrity in any of the foregoing.

“Knowledge” means, in the case of a Member, the actual knowledge of such Member.

“Law” means all federal, state, local and foreign laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees, and the like of any Governmental Entity, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, building, structures, improvements, fixtures, or other interest in real property held by the Company.

 “Leases” means all real property leases, subleases, licenses, concessions, and other agreements (written or oral), including, without limitation, all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, to which the Company is a party, including, without limitation, the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liability” means any liability, obligation, or commitment of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for Taxes.

“Lien” means any encumbrance, charge, claim, community or other marital property interest, condition, equitable interest, lien (whether voluntary, involuntary, statutory, or other), option, pledge, hypothecation, preference, priority, security interest, mortgage, right of way, easement, encroachment, servitude, conditional sale or other title retention arrangement, security or other deposits, right of first option, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Losses” means any loss, Liability, obligation, Action, damage, deficiency, Tax, judgment, award, assessment, diminution of value, penalty, fine, cost or expense or whatever kind, in each case, whether or not arising out of third-party claims (including, without limitation, interest, penalties, reasonable legal, consultant, accounting and other professional fees, all amounts paid in investigation, defense or settlement of any of the foregoing, and all amount paid in connection with enforcing such Person’s indemnification rights hereunder).

“Material Adverse Effect” means, with respect to any entity, any event, occurrence, fact, effect, condition or change that, individually or in the aggregate, would be materially adverse to the business, assets, condition (financial or otherwise), business prospects, operating results, or operations of such entity, taken as a whole, or on the ability of such entity to consummate timely the transactions contemplated hereby on a timely basis and by the other Transaction Documents, or any other effect, condition or change that would materially impair such entity’s ability to operate in the ordinary course.

“Material Contracts” has the meaning set forth in Section 4.9(a).

“Member” and “Members” have the meanings set forth in the preamble.

“Member Indemnitees” has the meaning set forth in Section 10.3(a).

“Member Losses” has the meaning set forth in Section 10.3(b).

“Member Tax Proceeding” has the meaning set forth in Section 9.1(j).

“Members’ Expenses” means the amount of (a) all (i) change of control, termination, severance, transition bonus or retention obligations which are triggered by or paid incident to the transactions contemplated by this Agreement or the other Transaction Documents (whether paid at Closing or following the Closing), and (ii) the employer’s portion of any employment Taxes applicable to any amounts set forth in the preceding sub-clause (i), and (b) all fees and expenses payable to any legal counsel, accountants or other Representatives of the Members or the Company in connection with the transactions contemplated by this Agreement or the other Transaction Documents, in each case to the extent unpaid as of the Closing.

“Membership Interests” has the meaning set forth in the recitals.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“Net Working Capital Target” means $455,000.

“Neutral Accountant” has the meaning set forth in Section 1.3(c).

“Notice of Claim” has the meaning set forth in Section 10.5(a).

“Off-the-Shelf Software” means any Software that is generally available to the public through retail stores or commercial distribution channels and licensed to the Company or the Company Subsidiaries under standard terms and conditions.

“Open Source Software” means any software that is distributed as free software or open source software, or under similar licensing or distribution models.

“Onboarding” and “Onboarded” means any part in the onboarding process whereby a Member or PAR Employee facilitates the initial sale call, finds, and secures partnership with a show, or plays a reasonably critical part in the onboarding and/or closing process of an advertising agency and/or new content partner.

“PAR Employees” means (a) the Members, (b) any employees employed by the Company as of the date immediately prior to Closing, and/or (c) any employees or contractors hired or used by Buyer or AdvertiseCast after the Closing to replace the Company employees that Buyer did not employ after Closing and/or to replace any Company employees that leave or are terminated after the Closing.

“PAR Revenue” means revenue of the Company calculated in accordance with GAAP, which includes:

(a) host-read, pre-produced, DAI (MTM, back catalog), and social feed advertising revenues from all podcasts and YouTube partners contracted and/or working with the Company at the point of acquisition (which includes the audiences from all Company shows brought over);

(b) host-read, pre-produced, DAI (MTM, back catalog), and social feed advertising revenues from all new podcasts and YouTube partners Onboarded by means of: (i) the Company brand, (ii) the Company website, (iii) referrals from Company show partners, (iv) PAR Employees, and (v) PAR Employees on the Buyer/AdvertiseCast publisher success team;

(c) revenue generated from new agencies not active with AdvertiseCast that are signed by PAR Employees;

(d) revenue from advertising agencies not active with AdvertiseCast that are Onboarded by the Members or other PAR Employees;

(e) revenues from campaigns sold by the Company and/or AdvertiseCast/Buyer employees on qualified Company show partners; and

(f) revenues from any campaigns sold by PAR Employees (which includes existing Buyer/AdvertiseCast show partners).

“Parties” and “Party” have the meanings set forth in the preamble.

“Percentage Interests” has the meaning set forth in the recitals.

“Permits” has the meaning set forth in Section 4.11.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any Governmental Entity, or any similar entity.

“Personal Data” means any information that relates to, identifies, describes, is capable of being associated with, or could reasonably linked to an individual, including name, street address, telephone number, email address, photograph, video, biometric data, social security number, driver’s license number, passport number, customer or account number, or financial information.

“Post-Closing Payments” has the meaning set forth in Section 1.2(e).

“Post-Closing Payment Dispute Notice” has the meaning set forth in Section 1.4(b)(i).

“Post-Closing Payment Period” means the 12-month period immediately following the Closing.

“Post-Closing Payment Review Period” has the meaning set forth in Section 1.4(b)(i).

“Post-Closing Payment Statement” has the meaning set forth in Section 1.4(b)(i).

“Pre-Closing Period” has the meaning set forth in the Section 6.1.

“Pre‑Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxable Events” means any transaction or event occurring on or before the Closing Date, the occurrence of which results in the imposition of a Tax on the Company.

“Pre-Closing Taxes” means all Liabilities for (a) Taxes of the Company for Pre-Closing Tax Periods and Pre-Closing Taxable Events, regardless of whether the Taxes for such events are incurred prior to or after the Closing Date, determined without regard to any carryback of a loss or credit arising after the Closing Date (and, for the avoidance of doubt, including any such Taxes that were deferred pursuant to the CARES Act or Executive Order of the U.S. President pursuant to Section 7508A of the Code), (b) Taxes arising as a result of prepaid amounts received by the Company prior to the Closing, (c) Taxes of any Person imposed on the Company as a result of being a member of any affiliated, consolidated or combined group before the Closing pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign Law, (d) Taxes of any Person for which the Company or becomes liable as a transferee or successor, by Contract (including any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person), or pursuant to any Law, to the extent such Taxes relate to an event or transaction occurring before the Closing, (e) Taxes imposed on any Member for any Taxable period, (vi) Taxes attributable to the transactions contemplated by this Agreement, (f) any withholding, payroll, social security, unemployment, or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transactions contemplated by this Agreement, and (g) any Transfer Taxes payable by the Members in accordance with Section 9.1(i).

“Proceeding” means any Action, summons, citations or subpoena, audit, hearing, public meeting or inquiry of any kind or nature whatsoever, civil, criminal, administrative, regulatory, or otherwise, at Law or in equity, whether or not such matter is before a Governmental Entity or any other Person.

“Prohibited Transaction” means its meaning in ERISA Section 406 and Code Section 4975.

“Proposed Final Closing Cash Purchase Price” has the meaning set forth in Section 1.3(a).

“Purchase Price” means the sum of (a) the Closing Cash Consideration, plus (b) the Purchase Price Buyer Stock, plus (c) the portion of the Contingent Payments, in cash or shares of Buyer Stock, if any, that are earned and due and payable hereunder, each as otherwise adjusted under this Agreement or the other Transaction Documents.

“Purchase Price Buyer Stock” has the meaning set forth in Section 1.2(c).

“Purchased Interests” has the meaning set forth in the Section 1.1.

“Registration Rights Agreement” has the meaning set forth in Section 2.3(a)(ii).

“Related Person” means (a) with respect to an individual: (i) each other member of such individual’s nuclear family, (ii) any Person that is directly or indirectly controlled by such individual or any one or more members of such individual’s nuclear family, (iii) any Person in which members of such individual’s nuclear family hold (individually or in the aggregate) a material interest, and (iv) any Person with respect to which one or more members of such individual’s nuclear family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity) and (b) with respect to a Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with, such specified Person, (ii) any Person that holds a material interest in such specified Person, (iii) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity), (iv) any Person in which such specified Person holds a material interest, and (v) any Person with respect to which such specified Person serves as a general partner, manager, or a trustee (or in a similar capacity).

“Released Claims” has the meaning set forth in Section 7.5(a).

“Released Parties” has the meaning set forth in Section 7.5(a).

“Releasing Parties” has the meaning set forth in Section 7.5(a).

“Relevant Group” means any affiliated, combined, consolidated, unitary or other group for Tax purposes, including (without limitation) an affiliated group of corporations within the meaning of Section 1504 of the Code.

“Representatives” means, with respect to a Person, such Person’s officers, directors, stockholders, partners, members, managers, employees, consultants, agents, attorneys, accountants, investment bankers, advisors, financing sources and other representatives.

“Retention of PAR Partners” has the meaning set forth on Schedule B.

“Review Period” has the meaning set forth in Section 1.3(a).

“Savelli” has the meaning set forth in the preamble.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.6(a).

“Selah” has the meaning set forth in the preamble.

“Selah Marketing” means Selah Marketing Consulting LLC, a Texas limited liability company.

“Sensitive Data” means any data of the Company that is comprised of or contains the Company’s Intellectual Property and/or Personal Data.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (c) data, databases and compilations of data, whether machine readable or otherwise, and (d) documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Standard Representations” means all representations and warranties contained in this Agreement or any other Transaction Document, any Schedule, any Exhibit, or any other certificate, document, or other writing delivered in connection with this Agreement or other Transaction Document, in all cases, other than the Fundamental Representations.

“Straddle Period” has the meaning set forth in Section 9.1(c).

“Subsidiaries” means with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons is or are deemed to have a majority ownership interest in a partnership, association, or other business entity if such Person or Persons are allocated a majority of partnership, association, or other business entity gains or losses or control the managing director or general partner of such partnership, association, or other business entity.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means all taxes, charges, fees, duties, levies, or other assessments, however denominated, imposed by any federal, territorial, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, escheat, unclaimed property, withholding, unemployment, disability, payroll, workers’ compensation, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, real property, personal property, social security, alternative or add-on minimum, value added, registration, windfall profits, natural resources, environmental, customs, base erosion, or other obligations of the same or of a similar nature to any of the foregoing, together with any estimated taxes, deficiency assessments, interest, penalties, or additions to tax incurred under applicable Laws with respect to any of the foregoing (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) and any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person.

“Tax Contest” has the meaning set forth in Section 9.1(j).

“Tax Indemnitee” means Buyer and its Subsidiaries and Affiliates (including, following the Closing, the Company).

“Tax Reimbursement” has the meaning set forth in Section 7.7.

“Tax Representations” means the representations and warranties set forth in Section 4.8.

“Tax Return” means any report, return (including any information return), election, declaration, document, disclosure, statement, schedule, claim for refund, or other information or filing supplied to any Taxing authority or required by a Taxing authority to be supplied or maintained with respect to Taxes, including any amendments thereof or attachments thereto.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Termination Date” has the meaning set forth in Section 11.1(d)(iii).

“Third-Party Claim” has the meaning set forth in Section 10.5(a).

“Third-Party Defense” has the meaning set forth in Section 10.5(b).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Employment Agreements, and each other agreement executed under this Agreement and each other document or certificate contemplated hereby or thereby.

“Unresolved Claim” has the meaning set forth in Section 10.13(b).

“WARN Act” has the meaning set forth in Section 4.12(h).

“Working Capital Adjustment” means, (a) if the amount of the Closing Date Net Working Capital is less than the Net Working Capital Target, a reduction to the Purchase Price by an amount equal to the absolute value of the Closing Date Net Working Capital minus the Net Working Capital Target, (b) if the amount of the Closing Date Net Working Capital is greater than the Net Working Capital Target, an increase to the Purchase Price by an amount equal to the absolute value of the Net Working Capital Target minus the Closing Date Net Working Capital, or (c) if the amount of the Closing Date Net Working Capital is neither less than nor greater than the Net Working Capital Target, then an amount equal to zero.

Exhibit A

Form of Escrow Agreement

See attached.

Exhibit B

Form of Registration Rights Agreement

See attached.

Exhibit C

Form of Members Employment Agreements

See attached.

Exhibit D

Disclosure Schedules

See attached.